Exhibit 99.1







                     AGREEMENT AND PLAN OF MERGER



                         dated August 29, 2003



                        FOR THE ACQUISITION OF



                            MICROSERV, INC.



                                  BY



                          HALIFAX CORPORATION

                     AGREEMENT AND PLAN OF MERGER


                           Table of Contents







Section 1: D efined Terms                                       1
Section 2: The First Merger                                     1
     2.1  The Merger                                            1
     2.2  First Merger Effective Time                           1
     2.3  Effect of the First Merger                            2
     2.4  Articles of Incorporation and Bylaws                  2
     2.5  Directors and Officers                                2
     2.6  Merger Consideration; Conversion of Capital Stock     2
     2.7  Delivery of Merger Consideration and Surrender of
     Certificates                                               3
     2.8  Merger Consideration Adjustment.                      3
     2.9  Computation of Deferred Merger Consideration.         5
     2.10  Tax Consequences                                     7
     2.11  Further Action                                       7
Section 3: The Second Merger                                    7
     3.1  The Second Merger                                     7
     3.2  The Second Merger Effective Time                      7
     3.3  Effect of the Second Merger                           7
     3.4  Certificate of Formation and Agreement of Limited
          Liability Company                                     8
     3.5  Managers and Officers                                 8
     3.6  Effect on Capital Stock and Membership Interests      8
Section 4: Representations of the Company and the Selling
           Shareholders                                         8
     4.1  Organization                                          8
     4.2  Authority; Non-Contravention.                         9
     4.3  Capital Stock and Ownership.                         10
     4.4  Financial and Corporate Records.                     11
     4.5  Compliance with Law; Permits.                        12
     4.6  Financial Statements.                                12
     4.7  Assets.                                              13
     4.8  Obligations.                                         13
     4.9  Operations Since the Latest Balance Sheet Date       13
     4.10  Accounts Receivable                                 14
     4.11  Tangible Property                                   14
     4.12  Real Property; Environmental Laws.                  14
     4.13  Software and Intangibles.                           15
     4.14  Contracts.                                          16
     4.15  Employees and Independent Contractors.              17
     4.16  Employee Benefit Plans.                             18
     4.17  Customers and Suppliers                             20
     4.18  Taxes.                                              20
     4.19  Proceedings and Judgments.                          21
     4.20  Insurance                                           22
     4.21  Questionable Payments                               22
     4.22  Related Party Transactions                          22
     4.23  Brokerage Fees                                      22
     4.24  Inapplicability of Anti-takeover Laws               22
     4.25  Company's Tax Representations Related to
           Reorganization.                                     22
     4.26  Investment Matters.                                 22
     4.27  Full Disclosure                                     25
Section 5: Representations of Buyer, Merger Sub and Newco LLC  25
     5.1  Organization                                         25
     5.2  Authority; Non-Contravention                         25
     5.3  Buyer's Stock                                        26
     5.4  Indebtedness                                         26
     5.5  Consents                                             26
     5.6  SEC Filings                                          26
     5.7  Full Disclosure                                      27
     5.8  Buyer's Tax Representations Relating to
          Reorganization.                                      27
Section 6: Obligations of the Company and the Selling Shareholders
     Pending Closing                                           27
     6.1  Conduct of the Company's Business                    27
     6.2  Interim Financial Statements                         28
     6.3  Buyer's Due Diligence Investigation; Confidentiality 29
     6.4  Consents                                             29
     6.5  Acquisition Proposals                                29
     6.6  Advice of Changes                                    29
     6.7  Best Efforts                                         30
Section 7: Certain Obligations of Buyer, Merger Sub and Newco LLC
     Pending Closing                                           30
     7.1  Corporate/Limited Liability Company Status           30
     7.2  The Company's and Selling Shareholders' Due Diligence
           Investigation; Confidentiality                      30
     7.3  Consents                                             30
     7.4  SEC Reports                                          31
     7.5  Advice of Changes                                    31
     7.6  Best Efforts                                         31
Section 8: Conditions Precedent to the Company's and the Selling
     Shareholders' Closing Obligations                         31
     8.1  Buyer's, Merger Sub's and Newco LLC's Representations
          and Performance                                      31
     8.2  Absence of Proceedings                               31
     8.3  Approvals                                            31
     8.4  Registration Rights and Right of First Offer
          Agreement                                            32
     8.5  Key Employee Agreements                              32
     8.6  Voting Agreement                                     32
     8.7  Research Industries Incorporated Debt                32
     8.8  Adverse Changes                                      32
     8.9  Tax-Free Reorganization                              32
     8.10  Closing Deliveries                                  32
Section 9: Conditions Precedent to Buyer's, Merger Sub's and
           Newco LLC's Closing Obligations                     32
     9.1  The Company's and Selling Shareholders' Representations
           and Performance                                     32
     9.2  Absence of Proceedings                               33
     9.3  Adverse Changes                                      33
     9.4  Approvals                                            33
     9.5  Environmental Review                                 33
     9.6  Obligations to Selling Shareholders                  33
     9.7  General Release                                      33
     9.8  Intentionally Omitted.                               33
     9.9  Key Employee Agreements                              33
     9.10  Cancellation of Securities                          33
     9.11  Registration Rights and Right of First Offer
           Agreement                                           33
     9.12  Intentionally Omitted.                              34
     9.13  Purchaser Representative                            34
     9.14  Questionnaires                                      34
     9.15  Dissenters' Rights                                  34
     9.16  Closing Deliveries                                  34
Section 10: Closing Deliveries                                 34
     10.1  Company's and Selling Stockholders' Obligations at
           Closing                                             34
     10.2  Buyer's, Merger Sub's and Newco LLC's Obligations
           at Closing                                          35
Section 11: Certain Rights and Obligations of Buyer and the
            Selling Shareholders after Closing                 36
     11.1  Restrictions on Dispositions of Buyer Shares        36
     11.2  Cooperation with Buyer and the Second Merger
           Survivor                                            37
     11.3  Member of Buyer's Board of Directors                37
     11.4  Payment of RII                                      37
Section 12: Certain Obligations of the Selling Shareholders,
            Buyer and/or Newco LLC After Closing               37
     12.1  Taxes.                                              37
     12.2  Transfer Taxes                                      38
     12.3  Reportable Transactions.                            39
     12.4  Audits                                              39
     12.5  Amendment of Tax Returns                            39
     12.6  Fees and Expenses                                   39
     12.7  Employment Matters                                  40
     12.8  Disposition of Company Employee Benefit Plans       40
     12.9  Tax-Free Reorganization.                            40
Section 13: Indemnification                                    40
     13.1  The Company's and Selling Shareholders'
            Indemnification                                    40
     13.2  Indemnification by Buyer                            41
     13.3  Indemnification Procedures                          41
     13.4  Limits on Indemnification                           42
     13.5  Setoff.                                             43
     13.6  Time Limitations                                    44
     13.7  Exclusive Remedy                                    44
     13.8  Merger Consideration Adjustment                     44
Section 14: Termination                                        44
     14.1  Right to Terminate                                  44
     14.2  Obligations to Cease                                45
Section 15: Other Provisions                                   45
     15.1  Publicity                                           45
     15.2  Fees and Expenses                                   45
     15.3  Notices                                             46
     15.4  Reliance; Interpretation of Representations         46
     15.5  Entire Understanding                                47
     15.6  Parties in Interest; Assignment                     47
     15.7  Waivers                                             47
     15.8  Severability                                        47
     15.9  Counterparts; Facsimile                             47
     15.10  Section Headings                                   47
     15.11  References                                         47
     15.12  Controlling Law                                    47
     15.13  Arbitration; Jurisdiction and Process.             47
     15.14  No Third-Party Beneficiaries                       48
     15.15  Neutral Construction                               48
     15.16  Shareholder Representative.                        48

               AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 29, 2003, by and among Halifax Corporation, a Virginia corporation ("Buyer"), Microserv Merger Corp., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), Microserv Merger LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer ("Newco LLC"), Microserv, Inc., a Washington corporation (the "Company"), and the shareholders of the Company identified on the signature page attached hereto (each a "Selling Shareholder" and collectively, the "Selling Shareholders").

                              BACKGROUND

The Company is in the business of providing enterprise maintenance solutions, including without limitation, multi-vendor computer hardware support services that focus on providing customized equipment service and support primarily to the desktop market, such as personal and notebook computers, monitors, terminals, printers and storage devices (the "Business"). The Selling Shareholders own, collectively, 100% of the issued and outstanding shares of capital stock of the Company. At Closing (as defined herein), the parties desire that Merger Sub be merged with and into the Company (with the Company surviving the merger) on the terms and subject to the conditions set forth in this Agreement. The parties desire that immediately after the consummation of the First Merger (as hereinafter defined), the First Merger Surviving Corporation (as hereinafter defined) be merged with and into Newco LLC (with Newco LLC surviving that merger). The Board of Directors of the Company has determined that the mergers referenced above and the other transactions contemplated by this Agreement (such mergers and other transactions to collectively be referred to herein as the "Transactions") are in the best interests of the Company and the shareholders of the Company. The respective Boards of Directors and Managers, as the case may be, of Buyer, Merger Sub and Newco LLC have determined that the Transactions are in the best interests of Buyer, Merger Sub, Newco LLC and their respective stockholders or members, as the case may be.

     Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

Section 1:     Defined Terms

     Certain capitalized or defined terms used in this Agreement and not specifically defined in context shall have their respective meanings contained in Exhibit 1A attached hereto.

Section 2:     The First Merger

     2.1 The Merger. At the First Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Washington Business Corporation Act (the "WBCA"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "First Merger"). The Company, as the surviving corporation of the First Merger, is hereinafter sometimes referred to as the "First Merger Surviving Corporation".

2.2 First Merger Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the First Merger to be consummated by filing (i) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "First Merger Delaware Certificate of Merger") and (ii) Articles of Merger with the Secretary of State of the State of Washington in accordance with the relevant provisions of the WBCA (the "First Merger Washington Articles of Merger") (the time of such filings with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington (or such later time as may be agreed in writing by the Company and Buyer and specified in the First Merger Delaware Certificate of Merger and the First Merger Washington Articles of Merger) being the "First Merger Effective Time") as soon as practicable on the Closing Date. The closing of the First Merger and the Second Merger (as defined and further described in Section 3 hereof) (the "Closing") shall take place at the offices of Blank Rome, LLP, One Logan Square, Philadelphia, PA 19103, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 8 and 9 hereof (other than those conditions which are, by their terms, to be satisfied at Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

2.3 Effect of the First Merger. At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement
and the applicable provisions of the DGCL and the WBCA.   Subject to
the foregoing, from and after the First Merger Effective Time, the First Merger Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

2.4 Articles of Incorporation and Bylaws. Subject to Section 3 hereof, at the First Merger Effective Time, the Articles of Incorporation of the Company shall be the articles of incorporation of the First Merger Surviving Corporation, until thereafter amended in accordance with the WBCA and as provided in such Articles of Incorporation. Subject to Section 3 hereof, at the First Merger Effective Time, the Bylaws of the Company shall be the Bylaws of the First Merger Surviving Corporation, until thereafter amended in accordance with the WBCA and as provided in such Bylaws.

2.5 Directors and Officers. Subject to Section 3 hereof, from and after the First Merger Effective Time, (a) the directors of the First Merger Surviving Corporation shall be the directors of Merger Sub immediately prior to the First Merger Effective Time, until their respective successors are duly elected or appointed and qualified, and
(b) the officers of the First Merger Surviving Corporation shall be the officers of Merger Sub immediately prior to the First Merger Effective Time, until their respective successors are duly appointed.

2.6 Merger Consideration; Conversion of Capital Stock. The Merger Consideration shall consist of: (a) 442,078 Buyer Common Shares; (b) $360,000 in cash (the "Cash Payment"); (c) promissory notes in an aggregate principal amount of $493,934 (each, a "Note", and collectively, the "Notes") in the form attached hereto as Exhibit 2.6; and (d) the right to receive the Deferred Merger Consideration, computed as set forth in Section 2.9; provided, however; that the Merger Consideration is subject to retroactive adjustment as provided in Section 2.8. The items listed in Sections 2.6 (a) through (c) (without adjustment as provided in Section 2.8) are herein sometimes referred to as the Closing Date Merger Consideration. As of the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Merger Sub:

          2.6.1 Company Common Stock. All of the Company Common Stock issued and outstanding immediately prior to the First Merger
Effective Time shall be cancelled and extinguished and shall be converted into the right to receive, upon the surrender of certificates formerly representing such shares of Company Common Stock (each a "Certificate" and collectively, the "Certificates"), without interest, the percentage of each of the items that collectively constitute the Merger Consideration computed by multiplying each such item by a fraction the numerator of which is equal to the number of shares of Company Common Stock owned by such Selling Shareholder immediately prior to the First Merger Effective Time and the denominator of which is the total number of issued and outstanding shares of Company Common Stock immediately prior to the First Merger Effective Time (with (a) the fraction for each Seller Shareholder referred to herein as such Selling
Shareholder's "Ownership Interest" and (b) it being the agreement of the parties that the Ownership Interests of the Selling Shareholders set forth on Schedule 2.6.1 attached hereto (the Ownership Schedule") be final and binding on the parties for purposes of computing the portion of the Merger Consideration for which each Selling Shareholder is entitled pursuant to this Agreement;

2.6.2 Stock of Merger Sub. Each share of the common stock, $0.01 par value, of Merger Sub then outstanding shall be converted into one validly issued, fully paid, and nonassessable share of common stock of the First Merger Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall, from and after the First Merger Effective Time, evidence ownership of such shares of capital stock of the First Merger Surviving Corporation;

     2.7  Delivery of Merger Consideration and Surrender of Certificates

          2.7.1 On the Closing Date, Buyer shall deliver the Closing Date Merger Consideration to the Selling Shareholders against delivery to Buyer by such Selling Shareholders of Certificates formerly representing the Company Common Stock, free and clear of all liens, encumbrances and third party interests of any nature, which shares of Company Common Stock delivered to Buyer shall constitute 100% of the outstanding capital stock of the Company. In the event any Certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, the applicable portion of the Closing Date Merger Consideration shall be deliverable against delivery of an affidavit of that fact, in customary form and containing customary indemnities, executed by the holder thereof. The Deferred Merger Consideration, if any, shall be payable to the Selling Shareholders in accordance with Section 2.9 hereof.

2.7.2 Buyer shall be entitled to deduct and withhold from any cash consideration deliverable pursuant to this Agreement to any Selling Shareholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Law, but Buyer must notify each such Selling Shareholder as to the amount and timing of the deduction or withholding. To the extent such amounts are so deducted or withheld and have been paid as required to the appropriate taxing authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been delivered to the Person entitled to such consideration hereunder.

     2.8  Merger Consideration Adjustment.

          2.8.1

               (a) At or before Closing, the Company shall prepare and deliver to Buyer (i) a balance sheet of the Company, prepared in accordance with GAAP, as of August 31, 2003 (the "Closing Balance Sheet"), (ii) a schedule (the "Cash Payment Offset Schedule") setting forth (a) the dollar amount of any cash dividend declared or paid by the Company in August, 2003 (the "August Dividend"), (b) the amount by which the dollar value of stay bonuses paid by the Company in connection with the Transactions is in excess of the agreed upon threshold amount specified on the Cash Payment Offset Schedule, and
(c) the amount by which the severance payments made to employees in connection with the Transactions is in excess of the agreed upon threshold amount specified in the Cash Payment Offset Schedule (collectively, the aggregate dollar value of such items contemplated by (a), (b) and (c) shall be referred to herein as the "Cash Offset Balance"), which Cash Payment Offset Schedule shall be true, complete and correct in all material respects, (iii) an estimate of the Working Capital (the "Estimated Closing Date Working Capital") of the Company on August 31, 2003, and (iv) an estimate of the Net Assets (the "Estimated Closing Date Net Assets") of the Company on
August 31, 2003.

(b) The amount of the Cash Offset Balance shall be withheld from the Cash Payment and shall be held in escrow by Buyer subject to the terms of this Section 2.8 (the "Cash Escrow").
(c) The aggregate Merger Consideration shall be reduced, dollar for dollar, to the extent that the aggregate of the following amounts computed in items (i) and (ii) below are greater than $100,000 (such amount by which such aggregate exceeds $100,000 to be referred to herein as the "Excess") (such aggregate of the following amounts computed in (i) and (ii) below to be referred to herein as the "March/Closing Comparison Aggregate"); provided, however, that the reduction shall first come from the Cash Escrow and second from reduction of the aggregate principal amount of the Notes:
           (i)  $263,644 less the Estimated Closing Date
Working Capital.
           (ii) $430,861 less the Estimated Closing Date Net
Assets.

          2.8.2 Within forty-five (45) days after the Closing Date, Buyer shall cause Buyer Accountant at its sole cost and expense to ( i) review and/or conduct certain procedures upon the components of the Estimated Closing Date Working Capital and Estimated Closing Date Net Assets and prepare detailed statements (the "Working Capital and Net Assets Statements") of its calculation of the actual Working Capital of the Company as of August 31, 2003 ("Actual Closing
Working Capital") and the actual Net Assets of the Company as of August 31, 2003 (the "Actual Closing Net Assets"), both of which shall be appropriately adjusted for any audit adjustments for the year ended December 31, 2002 and (ii) deliver the Working Capital and Net Assets Statements to the Selling Shareholders. The Selling Shareholders shall have a thirty (30) day period to review the Working Capital and Net Assets Statements and during such period
Buyer shall cause the Buyer Accountant, if requested, to share its work papers with the Selling Shareholders or their professional advisers and to make itself reasonably available to the Selling Shareholders and their professional advisers.

2.8.3 If the Selling Shareholders dispute either the Actual Closing Working Capital or the Actual Closing Net Assets stated in the Working Capital and Net Assets Statements, they shall deliver a notice to Buyer no later than thirty (30) days after their receipt of the Working Capital and Net Assets Statements (the "Calculation Dispute Notice"). The Selling Shareholders shall set forth in detail in the Calculation Dispute Notice the basis for their disagreement with the calculations of either of the Actual Closing Working Capital or the Actual Closing Net Assets. If the Selling Shareholders fail to deliver the Calculation Dispute Notice within the allotted time period, the Selling Shareholders shall be deemed to have agreed to the calculations of the Actual Closing Working Capital and the Actual Closing Net Assets prepared by the Buyer Accountant, which calculations shall be final, conclusive and binding upon the parties.

2.8.4 If the Selling Shareholders dispute either the Actual Closing Working Capital or the Actual Closing Net Assets as determined by the Buyer Accountant within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Calculation Dispute Notice. If Buyer and the Selling Shareholders can resolve their dispute and agree upon the Actual Closing Working Capital and Actual Closing Net Assets balances of the Company, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

2.8.5 If Buyer and the Selling Shareholders cannot resolve the dispute to their mutual satisfaction, Buyer and the Selling Shareholders shall engage the Independent Accountants to determine the Actual Closing Working Capital and Actual Closing Net Assets balances, as the case may be, of the Company as of August 31, 2003. The costs and expenses of the Independent Accountants shall be borne fifty percent by Buyer and fifty percent by the Selling Shareholders (each Selling Shareholder responsible for the amount equal to their Ownership Interest multiplied by fifty percent of such costs and expenses); provided, however, that the aggregate principal amount of the Notes shall be reduced by the dollar value of the Selling Shareholders' portion of such costs and expenses. To the extent that the Independent Accountants desire the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of Buyer and the Selling Shareholders shall cause their accounting professional advisers to provide the Independent Accountants such of their respective work papers as may be requested by the Independent Accountants. The Independent Accountants shall be requested to complete their engagement within forty five days of being retained by Buyer and the Selling Shareholders. The determination of the Independent Accountants shall be final, conclusive and binding upon the parties.

2.8.6 The final determination of the Actual Closing Working Capital and Actual Closing Net Assets of the Company on the Closing Date pursuant to this Section 2.8 shall be referred to herein as the "Final Closing Working Capital" and "Final Closing Net Assets", respectively. The extent to which the Final Closing Working Capital is less than the Estimated Closing Date Working Capital shall be referred to herein as a "Negative Working Capital Balance". The extent to which the Final Closing Net Assets is less than the Estimated Closing Date Net Assets shall be referred to herein as a "Negative Net Assets Balance". The extent to which the Final Closing Working Capital is greater than the Estimated Closing Date Working Capital shall be referred to herein as a "Positive Working Capital Balance". The extent to which the Final Closing Net Assets is greater than the Estimated Closing Date Net Assets shall be referred to herein as a "Positive Net Assets Balance".

2.8.7 The Merger Consideration shall be reduced, dollar for dollar, to the extent the aggregate of the Negative Working Capital Balance, if any, and the Negative Net Assets Balance, if any, exceeds the aggregate of the Positive Working Capital Balance, if any, and the Positive Net Assets Balance, if any, (a "Negative Adjustment"). The reduction shall come first from the Cash Escrow and second from the reduction of the aggregate principal amount of the Notes; provided, however, that the aggregate reduction of the Cash Escrow and the Notes at Closing and in connection with a Negative Adjustment shall be limited to the amount by which the sum of the March/Closing Comparison Aggregate plus the Negative Adjustment exceeds $100,000. Any amount remaining in the Cash Escrow after giving effect to the Negative Adjustment shall be distributed promptly to the Selling Shareholders within five business days of the final determination of the Negative Adjustment.

     2.9  Computation of Deferred Merger Consideration.

          2.9.1 The Selling Shareholders shall be entitled to additional merger consideration (the "Deferred Merger Consideration") equal to $250,000, payable in cash or a combination of cash and Buyer Common Shares, as provided below, promptly upon determination thereof in accordance with this Section 2.9, if the aggregate of the Net Revenues earned by the Second Merger Survivor in connection with certain of the Company's accounts listed on Exhibit 2.9 (collectively, the Earnout Accounts") for the twelve (12) month period beginning September 1, 2003 and ending August 31, 2004 (the "Earnout Net
Revenues") is equal to or greater than 105% of the Net Revenues figure specified on Exhibit 2.9. In the discretion of the Selling
Shareholders, as determined by the Shareholder Representative, the Deferred Merger Consideration, if earned, shall be paid in a mix of cash and Buyer Common Shares (with the aggregate number of such Buyer Common Shares being equal to (i) the dollar value of the portion of Deferred Merger Consideration requested to be paid in Buyer Common Shares, divided by the Deferred Merger Consideration Price), provided, however, that notwithstanding anything to the contrary contained in this Agreement, (a) the aggregate number of Buyer Common Shares issued in connection with the Deferred Merger Consideration shall not exceed 49,120, and (b) the Deferred Merger Consideration shall be paid in cash to the extent necessary to satisfy the intent of the parties contemplated by subsection (a) of this proviso.

2.9.2 By October 25, 2004, Buyer shall (i) calculate the Earnout Net Revenues and the amount of the Deferred Merger Consideration, if any, and prepare detailed statements (the "Earnout Statements") of its calculation of the Earnout Net Revenues and the Deferred Merger Consideration and (ii) deliver the Earnout Statements to the Selling Shareholders. The Selling Shareholders shall have a twenty (20) day period to review the Earnout Statements and during such period Buyer shall, if requested, share its relevant supporting documentation with the Selling Shareholders or their professional adviser.

2.9.3 If the Selling Shareholders dispute either the Earnout Net Revenues or the Deferred Merger Consideration stated in the Earnout Statements, they shall deliver a notice to Buyer no later than twenty
(20) days after delivery of the Earnout Statements (the "Earnout Dispute Notice"). The Selling Shareholders shall set forth in detail in the Earnout Dispute Notice the basis for their disagreement with the calculations of the Earnout Net Revenues or Deferred Merger Consideration specified in the Earnout Statements. If the Selling Shareholders fail to deliver the Earnout Dispute Notice within the allotted time period, the Selling Shareholders shall be deemed to have agreed to the calculations of the Earnout Net Revenues and Deferred Merger Consideration specified in the Earnout Statements, which calculations shall be final, conclusive and binding upon the parties.

2.9.4 If the Selling Shareholders dispute the Earnout Net Revenues or Deferred Merger Consideration as specified in the Earnout Statements within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Earnout Dispute Notice. If Buyer and the Selling Shareholders can resolve their dispute and agree upon the Earnout Net Revenues and Deferred Merger Consideration, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

2.9.5 If Buyer and the Selling Shareholders cannot resolve the dispute to their mutual satisfaction, Buyer and the Selling Shareholders shall engage the Independent Accountants to determine the Earnout Net Revenues and Deferred Merger Consideration. The costs and expenses of the Independent Accountants shall be borne fifty percent by Buyer and fifty percent by the Selling Shareholders (each Selling Shareholder responsible for the amount equal to their Ownership Interest multiplied by fifty percent of such costs and expenses); provided, however, that the Deferred Merger Consideration payable hereunder shall be reduced by the Selling Shareholder's portion of such costs and expenses; provided, further, that if the value of the Selling Shareholders' portion of such costs and expenses is in excess of such Deferred Merger Consideration payable hereunder, the aggregate principal amount of the Notes shall be reduced by such excess. To the extent that the Independent Accountants desire the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of Buyer and the Selling Shareholders shall provide or cause their accounting professional advisers, as the case may be, to provide the Independent Accountants such of their respective work papers or other relevant supporting documentation as may be requested by the Independent Accountants. The Independent Accountants shall be requested to complete their engagement within forty five days of being retained by Buyer and the Selling Shareholders. The determination of the Independent Accountants shall be final, conclusive and binding upon the parties.

     2.10 Tax Consequences. The parties intend that the Mergers, taken together, shall constitute a tax free reorganization within the meaning of Section 368(a) of the Code and such parties shall treat the Transactions consistent with that intent on all applicable Tax Returns.

2.11 Further Action. If, at any time after the First Merger Effective Time, any further action is reasonably determined by Buyer to be necessary or desirable to carry out the purposes of this Agreement or to vest the First Merger Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the First Merger Surviving Corporation and Buyer shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 3:     The Second Merger

     3.1 The Second Merger. Immediately after the consummation of the First Merger, subject to and upon the terms and conditions of this Agreement and the applicable provisions of the WBCA and the Delaware Limited Liability Company Act (the "DLLCA"), the First Merger Surviving Corporation shall be merged with and into Newco LLC, the separate corporate existence of the First Merger Surviving Corporation shall cease and Newco LLC shall continue as the survivor (the "Second Merger"). Newco LLC, as the survivor of the Second Merger, is hereinafter sometimes referred to as the "Second Merger Survivor".

3.2 The Second Merger Effective Time. Subject to the provisions of this Agreement (including the first sentence of Section 3.1 hereof), the applicable parties hereto shall cause the Second Merger to be consummated by filing (i) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA (the "Second Merger Delaware Certificate of Merger") and (ii) Articles of Merger with the Secretary of State of the State of Washington in accordance with the relevant provisions of the WBCA (the "Second Merger Washington Articles of Merger) (the time of such filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington (or such later time as may be agreed in writing by the parties and specified in the Second Merger Delaware Certificate of Merger and the Second Merger Washington Articles of Merger) being the "Second Merger Effective Time") as soon as practicable on the Closing Date.

3.3 Effect of the Second Merger. At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement
and the applicable provisions of the WBCA and the DLLCA.   Subject to
the foregoing, from and after the Second Merger Effective Time, the Second Merger Survivor shall possess all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the First Merger Surviving Corporation and Newco LLC.

3.4 Certificate of Formation and Agreement of Limited Liability Company. At the Second Merger Effective Time, the Certificate of Formation of Newco LLC immediately prior to the Second Merger Effective Time shall be the Certificate of Formation of the Second Merger Survivor until thereafter amended in accordance with the DLLCA and as provided in such Certificate of Formation; provided, however, that as of the Second Merger Effective Time, the Certificate of Formation shall provide that the name of the Second Merger Survivor is "Microserv, LLC". At the Second Merger Effective Time, the agreement of limited liability company of Newco LLC, if any, existing immediately prior to the Second Merger Effective Time, shall be the agreement of limited liability company of the Second Merger Survivor until thereafter amended in accordance with the DLLCA and as provided in such agreement of limited liability company; provided, however, that all references in such agreement of limited liability company to Newco LLC shall be amended to refer to "Microserv, LLC"

3.5 Managers and Officers. The initial managers of the Second Merger Survivor shall be the managers of Newco LLC immediately prior to the Second Merger Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Second Merger Survivor shall be the officers of Newco LLC immediately prior to the Second Merger Effective Time, until their respective successors are duly appointed.

3.6 Effect on Capital Stock and Membership Interests. Subject to the terms and conditions of this Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Buyer, the First Merger Surviving Corporation, Newco LLC or the holders of any securities thereto, the following shall occur:

          3.6.1 Each share of capital stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall be automatically cancelled and extinguished without payment of any consideration therefor and without any conversion thereof; and

3.6.2 Each unit of membership interest of Newco LLC issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into one validly issued, fully paid, and nonassessable unit of membership interest of the Second Merger Survivor. Each certificate, if any, of Newco LLC evidencing ownership of any such units of membership interest shall continue to evidence ownership of such units of membership interest of the Second Merger Survivor.

Section 4:     Representations of the Company and the Selling
Shareholders

     Knowing that Buyer, Merger Sub and Newco LLC are relying thereon, the Company (but only for the period prior to the occurrence of the Closing) and each of the Selling Shareholders severally, but not jointly (however, subject to the limitations specified in Section 13 hereof), represent and warrant to Buyer, Merger Sub and Newco LLC, and covenant with Buyer, Merger Sub and Newco LLC, as follows:

     4.1 Organization. The Company is a corporation, duly organized and validly existing under the Laws of the State of Washington. The
Company possesses the necessary corporate power and corporate authority to enter into and perform its obligations under this Agreement. The Company possesses the necessary corporate power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used, and (ii) to conduct its business as such business is currently being conducted. The Company is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except where the failure to so qualify would not have a Material Adverse Effect.

          4.1.1 Except as set forth on Schedule 4.1, the Company does not own any securities of any corporation or any other interest in any Person. The Company has never acquired or succeeded to all or substantially all of the Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of the Company.

4.1.2 Schedule 4.1 sets forth for the Company: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address; (v) its directors and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since its date of incorporation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.

4.1.3 Accurate and complete copies of the articles of incorporation and bylaws, each as amended to date, and all Contracts related to the formation of the Company and still in force, have been delivered to Buyer.

     4.2  Authority; Non-Contravention.

          4.2.1 The Company has the necessary corporate power and corporate authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary actions by its board of directors and shareholders. Each of the Selling
Shareholders has the necessary authority and capacity to enter into, execute, deliver and perform all of his or its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which such Selling Shareholder is or becomes a party. This Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to applicability of general principles of equity. This Agreement (i) has been duly and validly executed by each Selling Shareholder, and (ii) constitutes a valid and binding obligation of each Selling Shareholder, enforceable against each Selling Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to applicability of general principles of equity.

4.2.2 Except as set forth on Schedule 4.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of the Transactions by the Company and/or any of the Selling Shareholders, will directly or indirectly (with or without notice or lapse of time):

(a) result in a breach or a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of the Company; or (iii) result in a breach or violation of, or give any Governmental Body or other Person the right to enjoin or invalidate any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Judgment to which the Company or any of the Selling Shareholders, or any of the Assets owned or used by the Company, is subject;

(b) result in a breach or a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or that otherwise relates to any of the businesses of the Company or to any of the Assets owned or used by the Company;

(c) result in a breach or a violation, or a default under, any provision of, any Specified Contract to which the Company is a party or by which it is bound, except where such breach, violation or default would not have a Material Adverse Effect; or

(d) result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by the Company.

          4.2.3 Except as set forth on Schedule 4.2 neither the Company nor any of the Selling Shareholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     4.3  Capital Stock and Ownership.

          4.3.1 Schedule 4.3 sets forth the authorized capital stock of the Company, including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. Schedule 4.3 contains an accurate and complete list of: (i) the full legal names of all shareholders of the Company; (ii) the addresses of such shareholders' respective current principal residences; and (iii) the numbers of shares and type of shares owned of record by such shareholders and the certificate numbers of the stock certificates representing such shares. For each of the shareholders of the Company, he, she or it is the sole record and beneficial owner of his, her or its shares of capital stock of the Company as set forth on Schedule 4.3, and he, she or it has good and marketable title to such shares, free and clear of any Encumbrance.
With respect to each such shareholder: (i) he, she or it is the holder and beneficial owner of the shares of the capital stock of the Company set forth on Schedule 4.3 next to such shareholder's name (the "Shares") and has good and valid title to the Shares, free and clear of any Encumbrances; (ii) the Shares are the only shares of the capital stock of the Company held by such shareholder; (iii) such shareholder has the ability to vote all of the Shares at any meeting of the shareholders of the Company, or by written consent in lieu of any such meeting;
and (iv) other than in connection with the Transactions or as set forth on Schedule 4.3, such shareholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares. Except as set forth on Schedule 4.3, the Company has never authorized, offered, sold or issued any securities other than shares of Company Common
Stock. Except for the Selling Shareholders, there are no other record or beneficial owners of any shares of the capital stock of the Company or any other securities of the Company. Except for the Shares listed on Schedule 4.3, there currently are no other issued or outstanding shares of capital stock of the Company. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 4.3, there exists no right of first refusal or other preemptive right with respect to the Company or the capital stock, business or Assets of the Company.

4.3.2 All offerings, sales and issuances by the Company of any shares of capital stock were conducted in compliance with all applicable federal and state securities Laws and all other applicable Laws.

4.3.3     Except as set forth on Schedule 4.3, there is no:
(a)  outstanding subscription, option, call, warrant or right
(whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;
(b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;
(c) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities;
(d) pending or previously asserted or overtly threatened claim by any Person to the effect that such Person is or was entitled to acquire or receive any shares of capital stock or any other securities of the Company; or
(e) condition or circumstance that, to the knowledge of the Company and the Selling Shareholders, may directly or indirectly be reasonably expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be entitled to acquire or receive any shares of capital stock or other securities of the Company.

          4.3.4 All securities repurchased, redeemed or otherwise reacquired by the Company were reacquired in material compliance with the applicable provisions of all applicable Contracts and all applicable Laws.

          4.3.5 As of Closing, each outstanding stock option issued pursuant to any stock option plan or other agreements or arrangements of the Company will be canceled and extinguished and the stock option plans of the Company shall have been terminated. All options required to be accelerated under any option plan of the Company shall have been accelerated in accordance with the terms of the plan.

          4.3.6 As of Closing, each warrant and every other call, subscription or right to acquire Company Common Stock or other securities of the Company shall have been cancelled and extinguished.

     4.4  Financial and Corporate Records.

          4.4.1 The books and records of the Company are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP except as set forth on schedule 4.4, and such books and records fairly and accurately reflect (i) all of the material Assets and material
Obligations of the Company and (ii) all of the Contracts and other transactions to which the Company is or was a party or by which the Company or the business or Assets of the Company is or was affected.

         4.4.2 Accurate and complete copies of the contents of the minute books and stock books of the Company will be delivered to Buyer at Closing. Such minute books and stock books include
(i) minutes of all meetings of the shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written consents of all actions taken by the shareholders, board of directors and any committees of the board of directors without a meeting, and
(iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock and all other securities since the date of incorporation. None of the shareholders, board of directors or any committee of the board of directors has taken any material action other than those actions reflected in the records referenced in clauses (i) and (ii) of the preceding sentence.

        4.4.3 Schedule 4.4 contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

     4.5  Compliance with Law; Permits.

          4.5.1 Except as set forth on Schedule 4.5, (i) the Company is in full compliance with each Judgment and with each Law that is applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets; (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Judgment or Law; and
(iii) the Company has not received, at any time, any notice or other communication (in writing) from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Judgment or Law, or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

          4.5.2 Except as set forth on Schedule 4.5, the Company has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted. All Permits held by the Company are listed on Schedule 4.5, and accurate and complete copies of such Permits have been delivered to Buyer.

     4.6  Financial Statements.

          4.6.1     The Company's fiscal year end is December 31.

          4.6.2 The Company has delivered to Buyer the following financial statements and related notes (the "Financial Statements"):
(i) the unaudited balance sheet of the Company as of December 31, 2002, and the unaudited statements of income and cash flows of the Company for the twelve (12) month period then ended;
(ii) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of March 31, 2003 (the "Latest Balance Sheet Date") and the unaudited statements of income and cash flows of the Company for the three month period then ended; and (iii) the unaudited balance sheet of the Company as of June 30, 2003, and the unaudited statements of income and cash flows of the Company for the six month period then ended.

          4.6.3 The Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Company in accordance with GAAP for the periods covered thereby. Except as disclosed on Schedule 4.6, the Financial Statements have been prepared in accordance with GAAP.

     4.7  Assets.

          4.7.1 Schedule 4.7 accurately identifies all Assets that are being leased or licensed to the Company (other than commercially available, off the shelf, software programs).

         4.7.2 Except as set forth on Schedule 4.7, the Company owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

         4.7.3 Except for the Assets of the Company reflected on the Latest Balance Sheet, no other Assets are necessary to operate, or are material to the operation of, the business of the Company.

     4.8  Obligations.

          4.8.1 The Company has no Obligations in an amount in excess of $20,000 other than (i) Obligations identified as such in the "liabilities" column on the Latest Balance Sheet, (ii) Obligations set forth on Schedule 4.8, (iii) Obligations under Contracts of the type listed on Schedule 4.14, provided that as of the Latest Balance Sheet
Date, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations that were incurred since the Latest Balance Sheet Date and which were not incurred in breach of any of the representations and warranties made in
Section 4.9. Except as described on Schedule 4.8, none of the Company's Obligations are guaranteed by any Person.

     4.9 Operations Since the Latest Balance Sheet Date. Except as set forth on Schedule 4.9, since the Latest Balance Sheet Date:

          4.9.1 except in the ordinary course of its business consistent with its past practices or reasonably in furtherance of the Transactions, the Company has not: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) incurred any Obligation in an amount in excess of $20,000; (iii) made any loan or advance to any Person in an amount in excess of $20,000;
(iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person in an amount in excess of $20,000; (v) committed for any capital expenditure not reflected in the Financial Statements; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets greater than $20,000;
(vii) waived or released any right or canceled or forgiven any debt or claim in an amount in excess of $20,000; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation in an amount in excess of $20,000; (ix) assumed or entered into any Contract other than this Agreement that would result in Obligations to the Company over a 12 month period in an amount in excess of $20,000;
(x) amended or terminated any Specified Contract; (xi) increased, or authorized an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives; (xii) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of capital stock, other securities, Cash Assets or other Assets, except for the August Dividend referenced in Section 2.8.1 hereof; (xiv) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (xv) sold or otherwise issued any shares of capital stock or any other securities; (xvi) amended articles of incorporation or bylaws; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any shareholder, employee or agent of the Company, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; or (xx) made any Tax Election;

          4.9.2 even in the ordinary course of its businesses consistent with its past practices, the Company has not incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract (other than customer contracts) or other transaction, or done any of the other things described in Section 4.9.1 hereof, involving an amount exceeding $20,000 in any single case or $40,000 in the aggregate; and

          4.9.3     there has been no Material Adverse Change.

     4.10 Accounts Receivable. All Accounts Receivable of the Company arose in the ordinary course of business and are proper and valid Accounts Receivable, and can be collected by the Company in full (without any counterclaim or setoff), subject to any reserves set forth in the Financial Statements. There are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of the Company, in accordance with GAAP, with respect to all of the Company's
(i) billed but unearned Accounts Receivable; (ii) previously billed and collected Accounts Receivable still unearned; and (iii) unearned customer deposits.

4.11 Tangible Property. The Company has good and marketable title to all of the Tangible Property purported to be owned by the Company, free and clear of any Encumbrances, except as set forth in the Latest Balance Sheet or on Schedule 4.11. Except as set forth on Schedule 4.11, all of the Company's Tangible Property is located at the Company's offices or facilities and the Company has the right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of the Company, wherever located, (i) is in good condition, ordinary wear and tear excepted, (ii) complies with, and is being operated and otherwise used in material compliance with, all applicable Laws, and (iii) is sufficient for the operations and business of the Company as presently conducted.

4.12 Real Property; Environmental Laws.

          4.12.1    The Company does not own any Real Property.
Schedule 4.12 contains an accurate and complete list of all Real Property leased by the Company, showing location, rental cost and landlord. All Real Property under lease to or otherwise used by the Company is in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Company. No such Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice or threat from any lessor, Governmental Body or other Person has been received by the Company claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring the Company to perform any work, repairs, construction, alteration, installations or environmental remediation. To the knowledge of the Company and the Selling Shareholders, no Proceedings are pending which would have a Material Adverse Effect on the zoning or use of the Company's Real Property.
All of the Company's Real Property has direct access to, abuts, and is served by a public road, which road does provide a means of ingress and egress thereto and therefrom. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Company's Real Property, and are adequate to serve the Company's Real Property for the Company's current use thereof.

          4.12.2 The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth on schedule 4.12, neither the Company nor any of the Selling Shareholders has placed or caused to be placed, and neither the Company nor any of the Selling Shareholders has any knowledge that there were or are, any Hazardous Substances in, on, under or migrating from any of the Company's Real Property.

     4.13 Software and Intangibles.

4.13.1 Set forth on Schedule 4.13 is an accurate and complete list and description of all Company Intangibles (other than commercially available, off the shelf, software programs).
No other Software or Intangible is used to operate the Business of the Company.

4.13.2 Except as set forth on Schedule 4.13, the Company has good and marketable title to, and has the right to use, all of the Company Intangibles owned by the Company (the
"Company Owned Intangibles"), free and clear of any Encumbrance.

4.13.3 Except as set forth on Schedule 4.13, all of the Company Owned Intangibles were created as a work for hire (as defined under U.S. copyright law) by regular full time employees of the Company. To the extent that any author or developer of any Company Owned Intangible was not a regular full-time salaried employee of the Company at the time such person contributed to such Company Owned Intangible, such author or developer has irrevocably assigned to the Company in writing all copyrights and other proprietary rights in such person's work with respect to such Company Owned Intangibles.

4.13.4 To the Company's knowledge, after due inquiry, none of the Company Intangibles, or their respective past or current uses, including the preparation, distribution, marketing or licensing thereof is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. None of the Company Intangibles is subject to any Judgment to which the Company is a party. No Proceeding is pending or is threatened against the Company, nor has any claim or demand been made against the Company, which challenges the legality, validity, enforceability, use or exclusive ownership by the Company of any of the Company Owned Intangibles. To the knowledge of the Company and the Selling Shareholders, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Company Owned Intangibles.

4.13.5 The Company has used reasonable efforts to maintain the confidentiality of all trade secrets with respect to the Company Owned Intangibles.

4.13.6 Any license, sublicense or other Contract covering or relating to any Company Intangible is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. The Company is not in breach of or default under any license, sublicense or other Contract covering or relating to any Company Intangible or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder, except where the foregoing could result in a Material Adverse Effect. No Proceeding is pending or is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Company Intangible.

4.13.7 None of the Company Owned Intangibles is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor or any of the shareholders nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

4.13.8 Except with respect to demonstration or trial copies, no portion of any Company Intangible created by the Company contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user.

4.13.9 Set forth in Schedule 4.13 are all Internet domain names related to the Company's Business ("Domain Names"). The Company is the registrant of all Domain Names and all the registrations of Domain Names are currently in good standing. The Company has not received any notice that any action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of the Company to use a Domain Name. The Company has all right, title and interest in and to, and rights to use on the Internet and common law rights as a trade-mark and trade name, the Domain Names.

4.13.10 Except as disclosed in Schedule 4.13, the Company is the sole owner of, and has good and marketable title to, and all right, title and interest in and to all databases related to the Company's Business. Except as specified in Schedule 4.13, no Person other than the Company has any right or interest of any kind or nature in or to such databases. To the knowledge of the Company, no person (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of the Company in or to such databases; or (ii) is breaching or has breached at any time any duty or obligation owed to the Company in respect of such databases. All licenses referred to in Schedule 4.13 are in full force and effect and neither the Company nor the other party thereto is in material default of its obligations thereunder. Neither the past nor current use of any such database or the information contained therein in the Company's Business (i) has violated or infringed upon, or is violating or infringing upon, the rights of any Person; or (ii) breaches any duty or obligation owed to any Person; or (iii) violates the privacy or any Law relating to the privacy of any Person.

4.13.11 The Company has not experienced any Year 2000-related problems with respect to such Software or received any notices from any Person relating to any Year 2000-related problems.

     4.14 Contracts.

          4.14.1 Schedule 4.14 contains an accurate and complete list of the following types of Contracts, to the extent such Contracts involve payments by or to the Company in excess of $20,000 per year (with the Contracts set forth on Schedule 4.14 collectively referred to as the "Specified Contracts"), grouped into the following categories: (a) customer Contracts; (b) Contracts for the purchase or lease of Real
Property or otherwise concerning Real Property owned or used by the Company; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which the Company is the licensor, purchaser, licensee, lessee or user, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee
Benefit Plans listed on Schedule 4.16 and excluding oral Contracts with employees for "at will" employment); (f) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of the Company, or any prior version thereof, or any part of the customer base, business or Assets of the Company was acquired; (g) Contracts containing clauses that prohibit or restrict the Company from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting the Company from engaging in any business;
and (h) other Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 4.20, excluding this Agreement and all other Contracts entered into between the Company and Buyer, or among the Company, Buyer and other parties in connection herewith or therewith). A description of each oral Specified Contract is included on Schedule 4.14 and copies of each written Specified Contract have been delivered or made available to Buyer.

4.14.2 Except as set forth on Schedule 4.14, or except where any of the following would not have a Material Adverse Effect, with respect to each of the Specified Contracts (i) the Company is neither in default thereunder nor, based on currently existing circumstances, would be in default thereunder with the passage of time, the giving of notice or both; (ii) to the knowledge of the Company and the Selling Shareholders, none of the other parties to any Specified Contract is in default thereunder or, based on currently existing circumstances, would be in default thereunder with the passage of time, the giving of notice or both; (iii) the Company has not given or received any notice of default or notice of termination with respect to any Specified Contract; and (iv) each Specified Contract is in full force and effect and is enforceable by the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to applicability of general principles of equity.

4.14.3 The Specified Contracts, together with the other Contracts of the Company, are all the Contracts necessary and sufficient to operate the Company's Business as currently conducted. Except as set forth on
Schedule 4.14, there are no currently outstanding proposals or offers submitted by the Company to any customer, prospect, supplier or other Person with respect to Company's Business which, if accepted, would result in a legally binding Contract of the Company involving an amount or commitment exceeding $20,000.

4.14.4 Except as set forth on Schedule 4.14, each of the customers of the Company has signed and is bound by a written Contract that has been provided or made available to Buyer in due diligence materials, and the provisions of each such customer Contract are binding on the customer and enforceable by the Company.

     4.15 Employees and Independent Contractors.

          4.15.1 Schedule 4.15 contains an accurate and complete list of all of the employees of the Company (including any employee of the Company who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages; (iv) any Permit that is held by them and that relates to or is useful in connection with any of the businesses of the Company; and (v) any outstanding loans or advances made to them by the Company.

4.15.2 Schedule 4.15 also contains an accurate and complete list of all sales representatives and independent contractors engaged by the Company where their payment arrangements are other than in accordance with industry standards (if not set forth in a Specified Contract listed or described on Schedule 4.14).

4.15.3 Except as limited by the specific and express terms of any employment Contracts listed on Schedule 4.14 and except for any limitations of general application which may be imposed under applicable employment Laws, the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.

4.15.4 The Company is in compliance with all Laws relating to employment practices, except where such failure to be in compliance would not have a Material Adverse Effect. The Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current employees of the Company.

4.15.5 The Company has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company.

4.15.6 To the knowledge of the Company and the Selling Shareholders, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that will have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company, or (B) any of the businesses or operations of the Company.

4.15.7    Except as set forth on Schedule 4.15, since the Latest
Balance Sheet Date, no employee of the Company having an annual salary of $50,000 or more has indicated an intention to terminate or has terminated his or her employment with the Company

     4.16 Employee Benefit Plans.

          4.16.1 Schedule 4.16 contains an accurate and complete list and description of all of the Company's Employee Benefit Plans
(collectively referred to as the "Company Employee Benefit Plans"), all employees affected or covered by the Company Employee Benefit Plans, and all Obligations thereunder. Accurate and complete copies of all of the Company Employee Benefit Plans have been provided to Buyer.

4.16.2    Except as set forth on Schedule 4.16, the Company has not
(i) established, maintained or contributed to (nor does the Company have any obligation to contribute to) any Employee Benefit Plans, (ii) proposed any Employee Benefit Plans which it plans to establish or maintain or to which it plans to contribute, or (iii) proposed any changes to any Employee Benefit Plans now in effect.

4.16.3 If permitted by applicable Law, the Company has properly submitted all of the Company Employee Benefit Plans intended to be qualified under Section 401(a) of the Code to the Internal Revenue Service (the "IRS") for its approval within the time prescribed therefor under applicable federal regulations, except to the extent that such plan is a master and prototype or volume submitter plan entitled to rely on a favorable opinion or advisory letter issued to the sponsor of the plan. Favorable letters of determination of such tax-qualified status from the IRS are attached to Schedule 4.16.

4.16.4 With respect to the Company Employee Benefit Plans, the Company will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

4.16.5 The Company has delivered to Buyer an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any Governmental Body with regard to any of the Company Employee Benefit Plans and the most current actuarial report, if any, with regard to any of the Company Employee Benefit Plans.

4.16.6 All of the Company Employee Benefit Plans are, and have been, operated in material compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Company and all fiduciaries of the Company Employee Benefit Plans have complied with the provisions of the Company Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA) or events described in Sections 4062, 4063 or 4064 of ERISA with respect to any Company Employee Benefit Plan that is subject to Title IV of ERISA, no remedial filings with the IRS and no termination or partial termination (including any termination or partial termination attributable to this sale) of any of the Company Employee Benefit Plans. There would be no Obligation of the Company under Title IV of ERISA if any of the Company Employee Benefit Plans were terminated as of the Closing Date. The Company has not incurred, and will not incur, any withdrawal liability, and the Company does not have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). The Company has not incurred, and will not incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto).

4.16.7 Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Company under any of the Company Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent other than the acceleration of vesting of options granted under the Company's 1999 Stock Incentive Compensation Plan.

4.16.8 There are no pending Proceedings that have been asserted or instituted against any of the Company Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the Company and the Selling Shareholders, there are no facts which would reasonably be expected to form the basis for any such Proceeding. There are no investigations or audits of any of the Company Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the knowledge of the Company and the Selling Shareholders, threatened.

4.16.9 Except as described on Schedule 4.16, no event has occurred nor, to the Knowledge of the Company and the Selling Shareholders, would reasonably be expected to occur which will result in the Company having an Obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or by any other entity which, together with the Company, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by
Section 414(o) of the Code.

4.16.10 Except as set forth on Schedule 4.16, no Company Employee Benefit Plan of health, hospitalization, medical or dental coverage is maintained on a self-insured basis.

     4.17 Customers and Suppliers. Schedule 4.17 contains an accurate and complete list of (i) all customers generating greater than 5% of the Company's revenues for the 18 month period ended June 30, 2003 and (ii) all current suppliers of parts and other significant materials in support of the Company's services to customers. Except as set forth on
Schedule 4.17, since January 1, 2002, none of the customers or suppliers of the Company required to be listed in accordance with the previous sentence has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract with the Company before the scheduled expiration date, (ii) it will otherwise terminate its relationship with the Company, or (iii) it may otherwise reduce the volume of business transacted with the Company below historical levels. The relationship of the Company with its customers is currently on a good and normal basis, and the Company has not experienced any problems with customers or suppliers since January
1, 2002. To the knowledge of the Company and the Selling Shareholders, there are no facts or circumstances currently existing which are, or with the passage of time, would reasonably be expected to be materially adverse to the Company's relationship with its customers or suppliers.
The Company has delivered to Buyer an accurate and complete copy of the most recent customer surveys of the Company.

4.18 Taxes.
          4.18.1 Schedule 4.18 contains an accurate and complete list of all jurisdictions in which the Company (and each Selling Shareholder with respect to the Company) is required to file Tax Returns in the last thirty six (36) months. "Tax Returns" means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents the Company is required to file or submit to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax. Accurate and complete copies of all federal, state, local and foreign income, sales and use Tax
Returns filed by the Company for 2001 and 2002 have been delivered or made available to Buyer.

4.18.2 Except as set forth on Schedule 4.18: (i) the Company has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed in full compliance with all Laws; (ii) the Company has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (iii) the Company has paid all Taxes required to be paid by it; (iv) no audit of the Company by any governmental taxing authority has been conducted within the past five (5) years or is currently pending or, to the knowledge of the Company and the Selling Shareholders, is threatened; (v) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment by any governmental taxing authority, has been received by the Company within the past five (5) years; (vi) to the knowledge of the Company and the Selling Shareholders, there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against the Company; (vii) the Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP; (viii) since the Latest Balance Sheet Date, the Company has not incurred any liabilities for Taxes except in the ordinary course of business consistent with past practices; (ix) no Proceeding is pending or has been threatened, and no claim has been or would reasonably be expected to be asserted, against or with respect to the Company in respect of any Tax; (x) the Company has been a validly electing S-corporation within the meaning of the Code for all tax periods since January 1, 1998; (xi) each Selling Shareholder that is a trust and any former shareholder of the Company since January 1, 1998 that was a trust is or was a trust described in Section 1361(c)(2) of the Code for all Tax periods in which it was a shareholder of the Company since January 1, 1998; and (xii) the Selling Shareholders have filed all Tax Returns and paid all Tax liabilities related to their respective ownership interests in the Company. The Company has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable
Transaction in which the Company has participated.   The Company has
retained all documents and other records pertaining to any Reportable Transaction in which the Company has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which the Company has participated but not listed in Treasury Regulation Section 1.6011-4(g).

4.18.3 The Company (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) does not have any liability for the Taxes of any Person (other than the Company under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law)), as a transferee or successor, by contract, or otherwise.

     4.19 Proceedings and Judgments.

4.19.1 Except as set forth on Schedule 4.19: (i) no Proceeding is currently pending or, to the knowledge of the Company and the Selling Shareholders, threatened in writing, nor has any Proceeding occurred at any time since January 1, 2001, to which the Company is or was a party, or by which the Company or any Assets or business of the Company is or was affected; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 2001, against the Company, or by which the Company or any Assets or business of the Company is or was affected; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the knowledge of the Company or the Selling Shareholders, threatened by or against the Company at any time since January 1, 2001, and there is no basis for any such claim. Except as set forth on Schedule 4.19, no event has occurred, and no claim, dispute or other condition or circumstance exists, that, directly or indirectly, would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceeding described in this Section 4.19.1.

4.19.2 As to each matter described on Schedule 4.19, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

4.19.3 To the knowledge of the Company and the Selling Shareholders, no officer or employee of the Company is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the businesses of the Company.

4.19.4    Without in any way limiting the foregoing contained in this
Section 4.19, there is no currently outstanding Judgment or, to the knowledge of the Company and the Selling Shareholders, proposed Judgment, against (i) the Company or, (ii) to the knowledge of the Company and the Selling Shareholders, the Company's officers, directors or employees arising from their respective duties performed for the Company.

     4.20 Insurance. Schedule 4.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Company Employee Benefit Plans described on
Schedule 4.16) currently owned or maintained by the Company. Except as set forth on Schedule 4.20, accurate and complete copies of all Insurance Policies described or required to be described on Schedule
4.20 have been delivered to Buyer. Each such Insurance Policy is in full force and effect; the Company has not received notice of cancellation with respect to any such Insurance Policy; and the Company has no knowledge of any basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Schedule 4.20, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.20.

4.21 Questionable Payments. None of the current or former partners, owners, shareholders, directors, executives, officers, representatives, agents or employees of the Company (when acting in such capacity or otherwise on behalf of the Company or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since January 1, 2000, any false or fictitious entries on the books and records of the Company; or (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company.

4.22 Related Party Transactions. Except as described on Schedule 4.22 and except for any employment Contracts listed on Schedule 4.14, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among the Company and any current or former shareholder, director, employee, officer or controlling Person of the Company (or any of its respective predecessors) or any other Person affiliated with the Company (or any of its respective predecessors).

4.23 Brokerage Fees. Except as set forth on Schedule 4.23, no Person acting on behalf of the Company or any of the Selling Shareholders is or shall be entitled to any brokerage or finder's fee in connection with the Transactions.

4.24 Inapplicability of Anti-takeover Laws. The Company is not subject to any Washington state takeover law that is applicable to the Transactions.

4.25 Company's Tax Representations Related to Reorganization.

          4.25.1 In connection with the Transactions, neither the Company nor any person related to the Company (as defined in Treasury Regulation Section 1.368-1(e)(3)) has directly or through any transaction, agreement, or arrangement with any other person
(i) acquired stock of the Company, or (ii) redeemed any shares of Company stock. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

          4.25.2 At the Closing Date, the Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and
(iv) of the Code.

     4.26 Investment Matters.

          4.26.1 Each of the Selling Shareholders (i) has carefully read and understands that certain Confidential Private Placement Memorandum delivered to the Selling Shareholders contemporaneously herewith (the "Memorandum") and (ii) has based a decision to invest in the Buyer Common Shares and the Notes (collectively, the "Buyer Securities") solely on the information contained in the Memorandum.

4.26.2    Each of the Selling Shareholders is acquiring the Buyer
Securities for his, her or its own account as principal for investment and not with a view toward resale or distribution thereof in violation of the securities laws.

4.26.3 Each of the Selling Shareholders who is not an accredited investor, together with any purchaser representative, as defined in Rule 501(h) of the Securities Act of 1933 acknowledged by such Selling Shareholder as his, her or its purchaser representative (a "Purchaser Representative"), has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the investment in the Buyer Securities being issued hereunder.

4.26.4 Each of the Selling Shareholders: (i) has no need for liquidity in the investment in the Buyer Securities and (ii) is able to bear the economic risk of losing the entire investment in the Buyer Securities issued hereunder. Each of the Selling Shareholder's investments in and commitments to non-liquid investments are, and after a purchase of the Buyer Securities hereunder will be, reasonable in relation to his, her or its net worth and current needs.

4.26.5 Each of the Selling Shareholders understands that the Buyer Securities to be issued hereunder have not been registered under either the Securities Act of 1933 or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer and shall bear a legend restricting the transfer of such securities.

4.26.6 Each of the Selling Shareholders understands that (i) except as may be provided in the Registration Rights and Right of First Offer Agreement, the Company has no obligation or intention to register the Buyer Securities issued hereunder under any federal or state securities laws, or to take any action which would make available any exemption from the registration requirements of such laws, and (ii) therefore, each of the Selling Shareholders may be precluded from selling or otherwise transferring or disposing of any of such Buyer Securities or any portion thereof and may have to bear the economic risk of his, her or its investment therein for an indefinite period of time.

4.26.7 Each of the Selling Shareholders or his, her or its Purchaser Representative understands that an investment in the Buyer Securities issued hereunder involves certain risks and has taken full cognizance of and understands all of the risk factors relating to the purchase of such Buyer Securities, including those set forth under the caption "Risk Factors" in the Form 10-K and the Memorandum.

4.26.8 Each of the Selling Shareholders understands that the Memorandum and other information furnished by Buyer to the Company and/or the Selling Shareholders does not constitute investment, accounting, legal or tax advice. The Selling Shareholders, in making the investment in the Buyer Securities contemplated hereunder, are relying, if at all, solely upon the advice of each such Selling Shareholder's tax advisers with respect to the federal and/or state tax aspects of an investment in the Buyer Securities and, except as expressly provided otherwise in this Agreement, the transactions contemplated hereunder, and Buyer has not made any representation regarding the tax consequences of such investment in the Buyer Securities.

4.26.9 Each of the Selling Shareholders or his, her or its Purchaser Representative has had an opportunity to ask questions and receive answers from Buyer concerning Buyer, and has been furnished with all information about Buyer that he, she or it has requested. Each Selling Shareholder is an "accredited investor" as defined in Rule 501(a) of the Securities Act of 1933, as amended, or if such shareholder is not an "accredited investor", either such shareholder has utilized the services of a Purchaser Representative or such shareholder alone has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the investment in the Buyer Securities being issued hereunder.

4.26.10 Each of the Selling Shareholders and Purchaser Representatives, if any, understands that the Buyer Securities are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Buyer and controlling persons thereof are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings related to the Selling Shareholders set forth herein and in the Questionnaires in order to determine the applicability of such exemptions and the suitability of him, her or it to acquire the Buyer Securities being issued hereunder.

4.26.11   Each of the Selling Shareholders represents and warrants that
(i) he, she or it maintains his, her or its domicile (and is not a transient or temporary resident) at the address set forth on the applicable Questionnaire.

4.26.12 Each of the Selling Shareholders represents and warrants that he, she or it is unaware of, is in no way relying on, and did not become aware of the offering of the Buyer Securities through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of the Buyer Securities and is not subscribing for such Buyer Securities and did not become aware of the offering of the Buyer Securities through or as a result of any seminar or meeting to which such Selling Shareholder was invited by, or any solicitation of a subscription by, a person not previously known to the Selling Shareholder in connection with investments in securities generally.

4.26.13 Each of the Selling Shareholders acknowledges that, if the Selling Shareholder has used the services of a Purchaser Representative in connection with an investment in Buyer, such Purchaser Representative has disclosed, by submitting to the Selling Shareholder and Buyer a Purchaser Representative Questionnaire, any material relationship between such Purchaser Representative or such Purchaser Representative's affiliates, on the one hand, and Buyer and its affiliates, on the other hand, which now exists or mutually is understood to be contemplated or which has existed at any time during the previous two (2) years, and further setting forth any compensation received or to be received as a result of such relationship.

4.26.14 Each Selling Shareholder acknowledges that the Memorandum contains confidential information regarding Buyer and agrees not to (and agrees to cause his, her or its Purchaser Representative not to) distribute or disclose such information contained therein to any other party without the prior written consent of Buyer. Each Selling Shareholder further agrees not to (and agrees to cause his, her or its Purchaser Representative not to) engage in any purchase or sale transaction in Buyer's securities following receipt of this non-public information until such time as this non-public information is disclosed to the public generally or advised by Buyer that it is acceptable to do so.

4.26.15 As of the Closing, the Company shall not have greater than thirty five (35) shareholders.

     4.27 Full Disclosure. No representation or warranty made by either the Company or any of the Selling Shareholders in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby (including information relating to the Company and the Selling Shareholders which is contained in the Memorandum), are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be material to Buyer's understanding thereof in any respect. To the knowledge of the Company or any of the Selling Shareholders, there is no fact that has not been disclosed to Buyer in the Schedules to this Agreement or otherwise in writing, that was or is or, so far as either the Company or any of the Selling Shareholders can reasonably foresee, will have a Material Adverse Effect.

Section 5:     Representations of Buyer, Merger Sub and Newco LLC

     Knowing that the Company and the Selling Shareholders rely thereon, Buyer, Merger Sub and Newco LLC, jointly and severally, represent and warrant to the Company and the Selling Shareholders as of the date of this Agreement, and covenant with the Company and the Selling Shareholders, as follows:

     5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia. Merger Sub is a corporation and Newco LLC is a limited liability company, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer, Merger Sub and Newco LLC possesses the full power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into, deliver and perform this Agreement and to consummate the Transactions. All of the issued and outstanding shares of capital stock or membership interests, as the case may be, of Merger Sub and Newco LLC are owned, beneficially and of record, by Buyer.

5.2 Authority; Non-Contravention. Each of Buyer's, Merger Sub's and Newco LLC's execution, delivery and performance of this Agreement, each Note, and each other agreement to which Buyer, Merger Sub or Newco LLC is or becomes a party pursuant to this Agreement, and its consummation of the Transactions (a) have been duly authorized by all necessary actions by their respective boards of directors or managers, as the case may be, and, in the case of Merger Sub and Newco LLC, their respective sole stockholder or sole member, as the case may be; (b) do not require any approval or actions by the stockholders of Buyer; (c) do not constitute a violation of or default under their respective charters, bylaws, certificates of formation or operating agreements, as the case may be; (d) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer, Merger Sub or Newco LLC is a party or by which they are bound; (e) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the Transactions; and (f) except as stated on Schedule 5.2, do not require the Consent of any Person. This Agreement, each Note, and each other agreement to which Buyer, Merger Sub or Newco LLC is or becomes a party pursuant to this Agreement constitutes the valid and legally binding agreement of each of Buyer, Merger Sub and Newco LLC, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to applicability of general principles of equity.

5.3 Buyer's Stock. The total authorized shares of capital stock of Buyer is 7,500,000, consisting of 6,000,000 Buyer Common Shares, of which 2,468,333 shares are issued and outstanding as of the date hereof, and 1,500,000 shares of preferred stock, $0.24 par value per share, none of which are issued or outstanding. Buyer has issued warrants granting the holders thereof the right to purchase, on or before July 22, 2008, an aggregate of 58,393 Buyer Common Shares at an exercise price per share of $4.93. Buyer has (i) 500,000 shares of Common Stock authorized for issuance under its stock incentive plans (with (a) 400,000 authorized under Buyer's incentive plan for employees and (b) 100,000 authorized under Buyer's plan for directors), and (ii) outstanding under such plans options to purchase 397,667 shares as of the date hereof (with (a) 326,750 outstanding under Buyer's plan for employees and (b) 70,917 outstanding under Buyer's plan for directors). Except as described above or on Schedule 5.3, Buyer has not issued any securities exercisable to purchase or convertible into capital stock of Buyer or any subsidiary of Buyer nor is Buyer or any subsidiary otherwise bound by any agreement, whether absolute or contingent, to issue any such securities. Each issued and outstanding share of capital stock of the Buyer has been duly authorized and is validly issued and outstanding and their issuance and sale have not violated any preemptive rights. The Buyer Common Shares to be issued in the First Merger, when so issued, shall be duly authorized and validly issued, fully paid and nonassessable and shall not have been issued in violation of any preemptive right.

5.4 Indebtedness. Buyer does not have any secured debt, except as set forth on Schedule 5.4, which describes the name of any lender, the maximum amount Buyer can borrow under the loan facility, and the amount actually borrowed as of a recent date. Buyer has outstanding subordinated promissory notes to Research Industries Incorporated ("RII") in the aggregate principal amount of $2,000,000, and a convertible subordinated debenture to RII with a balance at Closing of $800,000. Except for the foregoing, Buyer does not have any secured debt, any outstanding indebtedness for borrowed money, or any agreement pursuant to which Buyer can borrow money from any Person. Accurate and complete copies of all agreements, notes, amendments or other documents relating to all of the foregoing have been delivered to the Company for the benefit of the Selling Shareholders. Subject to receiving consents from applicable lenders, which consents are listed on Schedule 5.5, Buyer has, or by Closing shall have the right to pay the obligations of Buyer under the Notes to the Selling Shareholders as and when such obligations become due unless a default is declared under Buyer's senior and subordinated loan documents.

5.5 Consents. Except as set forth on Schedule 5.5 attached hereto, no consent, approval, authorization, order, license, permit, filing or registration with any governmental entity or other regulatory body is required of the Buyer, Merger Sub or Newco LLC as a condition of its execution, delivery or performance of this Agreement, the Notes, or any other agreements to which Buyer, Merger Sub or Newco LLC is or becomes a party pursuant to this Agreement or their respective consummation of the Transactions and has not been obtained, other than filings with the Secretary of State of Delaware and the Secretary of State of Washington as specifically contemplated herein.

5.6 SEC Filings. Buyer has timely filed with the SEC all of the reports that it has been required to file pursuant to Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in respect of all periods, events or stockholder actions since April 1, 2002 ("Buyer SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the 1934 Act; and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.7 Full Disclosure. No representation or warranty made by any of Buyer, Merger Sub or Newco LLC in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as Schedules to this Agreement or otherwise delivered to the Company and/or Selling Shareholders in connection with the transactions contemplated hereby (including information relating to Buyer contained in the Memorandum), are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be material to their understanding thereof in any respect. To the knowledge of Buyer, Merger Sub and Newco LLC, there is no fact that has not been disclosed to the Company and/or the Selling Shareholders in the Schedules to this Agreement or otherwise in writing, that was or is or, so far as Buyer, Merger Sub or Newco LLC can reasonably foresee, will have a Material Adverse Effect.

5.8  Buyer's Tax Representations Relating to Reorganization.

5.8.1 In connection with the Transactions, neither Buyer nor any person related to Buyer (as defined in Treasury Regulation Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of the Company with any consideration other than common stock of Buyer, except for Merger Consideration pursuant to this Agreement. Other than with respect to the right of first offer described in the Registration Rights and Right of First Offer Agreement, there is no plan or intention by Buyer or any person related to Buyer (as defined in Treasury Regulation Section 1.368-1(e)(3)) to acquire or redeem any of the stock of Buyer issued in the Transactions either directly or through any transaction, agreement, or arrangement with any other person; provided, however, that Buyer may repurchase Buyer's stock issued in the Transactions pursuant to an open market stock repurchase program, as described in Revenue Ruling 99-58, 1999-2 C.B. 701.


5.8.2 At the Closing Date, none of Buyer, Merger Sub or Newco LLC is an investment company as defined Section 368(a)(2)(F)(iii) and
(iv) of the Code.

Section 6:     Obligations of the Company and the Selling Shareholders
Pending Closing

     6.1 Conduct of the Company's Business. Between the date of this Agreement and the Closing Date, the Company will and the Selling
Shareholders, severally, will cause the Company to:

6.1.1 not take or suffer or permit any action which would render untrue any of the representations or warranties of the Company and the Selling Shareholders herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

6.1.2     conduct its business in the ordinary and usual course;

6.1.3 not enter into any Contract with any party, other than Contracts entered into in the ordinary course of business, and not amend, modify or terminate any Contract other than in the ordinary course of business without the prior written consent of Buyer;

6.1.4 use its reasonable best efforts to preserve the Business intact, to keep available the services of its employees, and to preserve its relationships with employees, customers, suppliers and others with whom it deals;

6.1.5 not reveal, orally or in writing, to any party, other than Buyer and Buyer's authorized agents, any of the business procedures and practices followed by it in the conduct of its business or any technology used in the conduct of its business;

6.1.6     maintain in full force and effect all of the Insurance
Policies listed on Schedule 4.20 and make no change in any insurance coverage without the prior written consent of Buyer;

6.1.7 keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

6.1.8 continue to maintain all of its usual business books and records in accordance with its past practices;

6.1.9     not amend its articles of incorporation or bylaws;

6.1.10 Except for the August Dividend, not declare or make any dividend or other payment on or with respect to its securities, redeem or otherwise acquire any securities or issue any securities or any option, warrant or right relating thereto;

6.1.11 not pay any bonuses (i) to any employees who are Selling Shareholders and (ii) with respect to employees other than Selling Shareholders, other than in the ordinary course of business, consistent with past practice;

6.1.12    not waive any right or cancel any claim.;

6.1.13 not increase the compensation or the rate of compensation payable to any of its employees other than in the ordinary course of business consistent with past practices by amounts that do not exceed five percent (5%);

6.1.14 maintain its entity existence and not merge or consolidate with any other entity;

6.1.15 comply with all material provisions of any Contract applicable to it and all applicable Laws;

6.1.16 except with Buyer's consent, not make any capital expenditures outside of the ordinary course of business; and

          6.1.17 use its reasonable best efforts to effectuate the Transactions, and to do all things whatsoever necessary and proper to effect the Transactions and agreements contemplated herein.

     6.2 Interim Financial Statements. For each calendar month that ends between the date hereof and the Closing Date, the Company shall, and the Selling Shareholders shall cause the Company to, promptly prepare and deliver to Buyer monthly financial statements, which shall be accurate and complete and fairly present, in all material respects, the financial condition of the Company as of the end of such month and of the results of operations of the Company for such month.

6.3 Buyer's Due Diligence Investigation; Confidentiality. Between the date of this Agreement and the Closing Date, the Company and the Selling Shareholders shall (a) permit Buyer and its authorized representatives to have reasonable access to the facilities and offices of the Company during normal business hours, to observe the operations of the Company, to meet with the officers and employees of the Company, to contact the customers, prospects and suppliers of the Company, and to audit, examine and copy the files, books and records and other documents and papers of the Company, and (b) provide to Buyer and its authorized representatives all information concerning the business, Assets and financial condition of the Company that Buyer reasonably requests. Buyer will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Company and, regardless of whether the Transactions are consummated, will be held confidential by those to whom it is disclosed. In addition, the parties acknowledge that the information being provided to one another in connection with the Transactions contemplated hereunder is subject to the terms and conditions of that certain undated Confidential Non-Disclosure Agreement (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

6.4 Consents. Between the date of this Agreement and the Closing Date, the Company and the Selling Shareholders shall in good faith use their best efforts to obtain all Consents and approvals of all lenders, lessors, vendors, customers and other Persons necessary to permit the mergers and the other Transactions contemplated hereunder to be consummated without violating any loan agreement, lease or other material contract to which the Company is a party or by which the Company is bound, and to give the notices, make the filings and obtain the Consents required to be described or disclosed on Schedule 4.2.

6.5 Acquisition Proposals. Between the date of this Agreement and the Closing Date, none of the Company, the Selling Shareholders, or any officer, employee, representative or agent of the Company or the Selling Shareholders shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than Buyer and its officers, employees, representatives and agents) concerning any bulk sale of any Assets of the Company, any sale of shares of capital stock or other securities of the Company, or any merger, consolidation or similar transaction involving the Company. The Company and/or the Selling Shareholders shall immediately advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal received by the Company or any Selling Shareholder. Any violation of the restrictions by any officer, director, affiliate, employee, agent, investment banker, attorney or other advisor or representative of the Company or the Selling Shareholders shall be deemed to be a breach of this Section

6.5 by the Company and Selling Shareholders.

6.6 Advice of Changes. Between the date of this Agreement and the Closing Date, the Company and each Selling Shareholder shall promptly advise Buyer, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of the Company and/or of any Selling Shareholder contained in this Agreement).

6.7 Best Efforts. The Company and each Selling Shareholder shall use its or his reasonable best efforts to consummate the mergers and the other Transactions contemplated hereunder as of the earliest practicable date, including but not limited to voting or executing a written shareholder consent in favor of the First Merger. Neither the Company nor any of the Selling Shareholders shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the mergers and/or the other Transactions contemplated hereunder.

Section 7:     Certain Obligations of Buyer, Merger Sub and Newco LLC
Pending Closing

     7.1 Corporate/Limited Liability Company Status. Between the date of this Agreement and the Closing Date:

7.1.1 Each of Buyer, Merger Sub and Newco LLC shall maintain their corporate and limited liability company existence, as the case may be, and good standing in their respective jurisdictions of formation or incorporation, as the case may be, and shall not amend their respective charters, bylaws, certificates of formation or operating agreements, as the case may be, in any manner that would be inconsistent with their respective obligations under this Agreement.

7.1.2 Buyer, Merger Sub and Newco LLC shall not enter into any Contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of this
Section 7.1 or any other provisions of this Agreement.

7.1.3 The Buyer shall not take or suffer or permit any action which would render untrue any of the representations or warranties of the Buyer herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty.

7.1.4 Buyer shall conduct its business in the ordinary and usual course other than as necessary to consummate the Transactions.

     7.2 The Company's and Selling Shareholders' Due Diligence Investigation; Confidentiality. Between the date of this Agreement and the Closing Date, upon the Company's request, Buyer shall (a) permit the Company, the Selling Shareholders and their authorized representatives to visit Buyer's facilities during normal business hours, to meet with Buyer's key officers, and (b) provide to the Company, the Selling Shareholders and their authorized representatives all information concerning Buyer and its subsidiaries and their businesses, assets and financial condition, that the Company and the Selling Shareholders reasonably request. The Company and Selling Shareholders will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to Buyer and will be held confidential by those to whom it is disclosed. In addition, the parties acknowledge that the information being provided to one another in connection with the Transactions contemplated hereunder is subject to the terms and conditions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

7.3 Consents. Between the date of this Agreement and the Closing Date, Buyer, Merger Sub and Newco LLC shall in good faith cooperate with the Company and the Selling Shareholders in their efforts to obtain the consents and approvals, and to give the notices and make the filings, described in Section 5.2.

7.4 SEC Reports. Between the date of this Agreement and the Closing Date, Buyer shall file all reports and other filings required to be filed by it under the 1934 Act, and Buyer shall notify the Selling Shareholders, promptly after they become available, of all registration statements, proxy statements, reports and other filings, and all amendments thereto, that Buyer files with the SEC.

7.5 Advice of Changes. Between the date of this Agreement and the Closing Date, Buyer shall promptly advise the Company and the Selling Shareholders, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed pursuant to a representation or warranty in this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of Buyer, Merger Sub and/or Newco LLC contained in this Agreement).

7.6 Best Efforts. Buyer, Merger Sub and Newco LLC shall use their best efforts to consummate the mergers and the other Transactions contemplated hereunder as of the earliest practicable date, and Buyer, Merger Sub and Newco LLC shall not take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the mergers and the other Transactions contemplated hereunder.

Section 8: Conditions Precedent to the Company's and the Selling Shareholders' Closing Obligations

     Each obligation of the Company and the Selling Shareholders to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by the Company and/or the Selling Shareholders in writing.

     8.1 Buyer's, Merger Sub's and Newco LLC's Representations and Performance. The representations and warranties of Buyer, Merger Sub and Newco LLC contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date). Each of Buyer, Merger Sub and Newco LLC will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.2 Absence of Proceedings. No Proceeding shall have been instituted (excluding any Proceeding instituted by or on behalf of the Company or any Selling Shareholder), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the mergers or any of the other Transactions contemplated hereunder.

8.3 Approvals. All necessary approvals and/or filings, including those set forth on Schedules 5.4 and 5.5, for the transactions contemplated hereby to be obtained and/or made by Buyer, Merger Sub and Newco LLC will have been obtained and/or made, as the case may be, and shall be in full force and effect. As of Closing, Buyer shall have filed the requisite listing application with the American Stock Exchange with respect to the Buyer Common Shares to be issued as part of the Merger Consideration. Buyer shall use its reasonable best efforts to have such Buyer Common Shares approved for listing as soon as practicable after Closing but in no event later than one year after Closing.

8.4  Registration Rights and Right of First Offer Agreement.  The
Registration Rights and Right of First Offer Agreement shall have been executed by Buyer.

8.5 Key Employee Agreements. The Key Employee Agreements shall have been executed by Buyer.

8.6 Voting Agreement. The Voting Agreement (the "Voting Agreement") by and among the Selling Shareholders and each of the shareholders of Buyer set forth on Schedule 8.6 attached hereto (collectively, the "Buyer Voting Shareholders") shall have been executed by each of the Buyer Voting Shareholders.

8.7 Research Industries Incorporated Debt. Buyer shall have paid at least $1,200,000 of the $2,000,000 portion of Buyer's debt to Research Industries Incorporated ("RII") which is convertible into equity securities of Buyer.

8.8 Adverse Changes. There shall not have been any Material Adverse Change or material casualty loss affecting the Buyer or its business, assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any Material Adverse Change in the financial performance of the Buyer between the date of this Agreement and the Closing Date.

8.9 Tax-Free Reorganization. The aggregate value of all Buyer Common Shares to be delivered to the Selling Shareholders on the Closing Date hereunder (determined by (i) multiplying the closing sale price of Buyer Common Shares on the American Stock Exchange on the last completed trading day immediately preceding the time of Closing by (ii) the number of Buyer Common Shares to be delivered to Selling Shareholders pursuant to this Agreement, must equal or exceed the sum of the Cash Payment described in Section 2.6(a), the non-adjusted principal amount of the Notes described in Section 2.6(c), the maximum amount of the Deferred Merger Consideration that may be received as described in Section 2.9.1 and any other consideration paid or deemed paid to Selling Shareholders not consisting of Buyer Common Shares. This condition is intended to ensure that the continuity of interest requirements of Treasury Regulation Section 1.368-1(e) are satisfied and shall be interpreted and applied consistently therewith.

8.10 Closing Deliveries. The deliveries contemplated by Section 10.2 hereof shall have been made.
Section 9: Conditions Precedent to Buyer's, Merger Sub's and Newco LLC's Closing Obligations

     Each obligation of Buyer, Merger Sub and Newco LLC to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9 except to the extent that such satisfaction is waived by Buyer in writing.

     9.1 The Company's and Selling Shareholders' Representations and Performance. The representations and warranties of the Company and the Selling Shareholders contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date). Each of the Company and the Selling Shareholders will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

9.2 Absence of Proceedings. No Proceeding shall have been instituted (excluding any such Proceeding initiated by or on behalf of Buyer, Merger Sub or Newco LLC), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the mergers or any of the other Transactions contemplated hereunder.

9.3 Adverse Changes. There shall not have been any material adverse change or material casualty loss affecting the Company or its business, Assets or financial condition, between the date of this Agreement and the Closing Date, and there shall not have been any material adverse change in the financial performance of the Company between the date of this Agreement and the Closing Date.

9.4 Approvals. All necessary approvals and/or filings (including Consents generally and the requisite approval of the Company's shareholders) for the transactions contemplated hereby to be obtained and/or made by the Company and the Selling Shareholders will have been obtained and/or made, as the case may be, and shall be in full force and effect.

9.5 Environmental Review. The delivery to Buyer of environmental database analyses or, if requested by Buyer, a Phase I environmental report with respect to the Company's Real Property (with applicable costs related to such phase I report to be borne 50% by Buyer, on the one hand, and 50% by the Selling Shareholders, on the other hand.

9.6 Obligations to Selling Shareholders. Any and all Obligations of the Company due to the Selling Shareholders shall have been paid off in full satisfaction of such Obligations on or prior to the Closing Date except for such Obligations accrued on the Closing Balance Sheet.

9.7 General Release. Each of the Selling Shareholders, including those Selling Shareholders who formerly held stock options issued by the Company, who are identified on Schedule 9.7 hereto, shall have executed and delivered to Buyer a general release of claims against the Company in the form attached hereto as Exhibit 9.7 (the "General Release").

9.8  Intentionally Omitted.

9.9  Key Employee Agreements.  Buyer and each person listed on Schedule

9.9, including without limitation, Gary Lukowski and Jonathan Scott (each, a "Key Employee" and collectively, the "Key Employees") shall have entered into the employment agreements in the form attached hereto as Exhibit 9.9 (the "Key Employee Employment Agreements").

9.10 Cancellation of Securities.  As contemplated by Sections 2.6.3 and
2.6.4 hereof, each option, warrant, call, subscription or right to acquire Company Common Stock or other securities of the Company shall have been cancelled and extinguished such that only Company Common Stock shall be issued and outstanding at the Closing.

9.11 Registration Rights and Right of First Offer Agreement. The Selling Shareholders and Buyer shall have entered into a Registration Rights and Right of Offer Agreement in the form attached hereto as
Exhibit 9.11 (the "Registration Rights and Right of First Offer
Agreement").

9.12 Intentionally Omitted.

9.13 Purchaser Representative. All shareholders of the Company who are not "accredited investors", as defined in Rule 501(a) under the Securities Act of 1933, other than such shareholders who have such knowledge and experience in financial and business matters and are capable of evaluating the merits and risks of the investment in the Buyer Securities being issued hereunder, shall have secured the services of a Purchaser Representative reasonably satisfactory to Buyer.

9.14 Questionnaires. As early as practicable before Closing, (a) each shareholder of the Company (including holders of options of the Company) shall have completed an investor questionnaire in a form reasonably satisfactory to Buyer and delivered such questionnaire to Buyer, and (b) each Purchaser Representative of any unaccredited shareholder of the Company shall have completed the purchaser representative questionnaire in a form reasonably satisfactory to Buyer (the questionnaires to be completed by the shareholders and option holders referenced above as well as applicable purchaser representatives shall collectively be referred to herein as the "Questionnaires") and delivered such Questionnaire to Buyer.

9.15 Dissenters' Rights. There shall not have occurred the exercise of dissenters' rights by any shareholders of the Company on the Closing Date.

9.16 Closing Deliveries. The deliveries contemplated by Section 10.1 hereof shall have been made.

Section 10:    Closing Deliveries

     10.1 Company's and Selling Stockholders' Obligations at Closing. At the Closing, the Company and/or Selling Shareholders shall deliver the following to Buyer:

        10.1.1 Certificates representing all issued and outstanding shares of Company Common Stock.

10.1.2 All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company described on
Schedule 4.4 and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Company and other depositories described on
Schedule 4.4.

10.1.3    Intentionally Deleted.

10.1.4 The First Merger Delaware Certificate of Merger and the First Merger Washington Articles of Merger, in form and substance acceptable to the parties duly executed by the Company.

10.1.5 The original (or facsimile) signed copies of all Consents listed on Schedule 4.2.

10.1.6 The Registration Rights and Right of First Offer Agreement duly executed by each of the Selling Shareholders.

10.1.7 All of the existing original minute books, stock and share books and similar records of the Company and duly executed resignations, dated the Closing Date, of all directors and officers of the Company other than as specified by Buyer.

10.1.8 Good standing certificates or certificates of existence or subsistence, as the case may be, of the Company, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of formation or organization and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation.

10.1.9 A certificate of Secretary of the Company as to the incumbency and signatures of the officers of the Company executing this Agreement.

10.1.10 Copies of the resolutions duly adopted by the board of directors and shareholders of the Company authorizing the Company to execute, deliver and perform this Agreement and the other agreements and documents contemplated hereby and to consummate the Transactions contemplated hereby and thereby, certified by an officer of the Company as in full force and effect, without modification or rescission, on and as of the Closing Date.

10.1.11 The General Release duly executed by each of the Selling Shareholders who are identified on Schedule 9.7 attached hereto.

10.1.12   Intentionally Deleted.

10.1.13 Receipts acknowledging payment to the Selling Shareholders of the Closing Date Merger Consideration.

10.1.14   The Key Employee Agreements duly executed by each Key
Employee.

10.1.15 Payoff statements or termination statements and any other termination documents terminating all Encumbrances and claims in and to the Assets and the Real Property leased by the Company and the shares of capital stock of the Company, including liens recorded by each of Dell Computers and Silicon Valley Bank, except those Encumbrances which Buyer agrees in writing to assume.

10.1.16 All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Buyer in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.

     10.2 Buyer's, Merger Sub's and Newco LLC's Obligations at Closing. At the Closing, Buyer, Merger Sub and Newco, LLC shall deliver the following to the Selling Shareholders:

          10.2.1 Certificates representing the Buyer Common Shares issued to the Selling Shareholders as contemplated by the Merger
Consideration Schedule.

10.2.2 The Notes duly executed by Buyer, in amounts set forth on the Merger Consideration Schedule.

10.2.3 With respect to the Cash Payment, checks delivered to each Selling Shareholder in an amount consistent with each such Selling Shareholder's Ownership Interest.

10.2.4 If required to be executed by Merger Sub in accordance with applicable Law, the First Merger Delaware Certificate of Merger and the First Merger Washington Articles of Merger, in form and substance acceptable to the parties duly executed by Merger Sub.

10.2.5 The Second Merger Delaware Certificate of Merger and the Second Merger Washington Articles of Merger, in form and substance acceptable to the parties, dated the Closing Date and duly executed by Newco LLC and, if required by applicable Law, the First Merger
Surviving Corporation.

10.2.6 The Registration Rights and Right of First Offer Agreement duly executed by Buyer.

10.2.7    The Voting Agreement duly executed by the Buyer Voting
Shareholders.

10.2.8    The Key Employee Agreements duly executed by Buyer.

10.2.9    Intentionally Deleted.

10.2.10 Good standing certificates or certificates of existence or subsistence, as the case may be, for each of Buyer, Merger Sub and Newco LLC, dated no earlier than ten (10) days before the Closing Date, from the Commonwealth of Virginia and State of Delaware, as the case may be.

10.2.11 Copies of the resolutions duly adopted by the board of directors of Buyer and by the board of directors and/or managers, as the case may be, and the sole stockholder or member of each of Merger Sub and Newco LLC, authorizing Buyer, Merger Sub and Newco LLC, respectively, to execute, deliver and perform this Agreement and to consummate the Transactions, certified by an officer of Buyer, Merger and Newco LLC, respectively, as in full force and effect, without modification or rescission, on and as of the Closing Date.

10.2.12 A certificate of an appropriate officer of each of Buyer, Merger Sub and Newco LLC as to the incumbency and signatures of the officers of Buyer, Merger Sub and Newco executing this Agreement.

10.2.13 All other agreements, certificates, instruments, opinions of counsel and documents reasonably requested by the Company and/or Selling Shareholders in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement.
Section 11: Certain Rights and Obligations of Buyer and the Selling Shareholders after Closing

     11.1 Restrictions on Dispositions of Buyer Shares. From and after the Closing Date, none of the Selling Shareholders shall sell, assign, give, pledge or otherwise transfer, dispose of or reduce his or its risk relating to any of his or its Buyer Common Shares until the twelve month anniversary of the Closing Date has expired and, thereafter, only in compliance with applicable federal and state securities Laws.

11.2 Cooperation with Buyer and the Second Merger Survivor. From and after the Closing Date, (a) each of the Selling Shareholders shall fully cooperate to transfer to Buyer and the Second Merger Survivor the full control of the Business and Assets of the Company, (b) none of the Selling Shareholders shall take any action, directly or indirectly, alone or together with others, which obstructs or impairs the assumption by Buyer and the Second Merger Survivor of control of the Business and Assets of the Company; and (c) the Selling Shareholders shall promptly deliver to Buyer and the Second Merger Survivor all correspondence, papers, documents and other items and materials received by them or found to be in their possession which pertain to the Business or the Assets of the Company and (d) the Selling Shareholders shall use their reasonable best efforts to cooperate with Buyer and the Second Merger Survivor in connection with the preparation and audit of any financial statements of the Company, including, without limitation, where appropriate, the signing of such reasonable accurate management representation letters as are required in connection with such audit. Provided, however, that the foregoing will in no way affect the rights of each Selling Shareholder to dispute the calculations of Buyer's Accountant pursuant to Section 2.8.3 and
Section 2.9.3. At any time and from time to time after the Closing Date, at Buyer's request and without further consideration, each of the Selling Shareholders shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the mergers and the other Transactions contemplated hereunder and to fully carry out the purposes and intent of this Agreement, including, but not limited to, such documents and actions as may be required in connection with the continuation or termination of the employee benefit plans of the Company, the adoption by the Second Merger Survivor of Buyer's employee benefit plans, and the filing of tax returns of the Company for all periods ending on, before or including the Closing Date.

11.3 Member of Buyer's Board of Directors. From and after the Closing Date until such time as the Selling Shareholders fail to own collectively greater than 50% of the aggregate number of shares of Buyer Common Stock issued on the Closing Date (as appropriately adjusted for any combination, division or similar recapitalization affecting such Buyer Common Shares), the Selling Shareholders shall have the right to nominate one member to Buyer's board of directors. Buyer shall recommend, consistent with the fiduciary duties of its Board of Directors, such nominee to its shareholders and undertake its best efforts to secure the election of such nominee. Gerald Ryles shall be the initial nominee of the Selling Shareholders and such nominee will be appointed to the Company's board of directors at the next scheduled meeting of such board of directors expected to be held in October, 2003.

11.4 Payment of RII. Buyer shall (i) pay off at least $400,000 of the $2,000,000 debt referenced in Section 8.7 hereof within thirty (30) days of receipt by Buyer of certain additional funds to be received in the form of advance payment from a certain large customer of Buyer (such date which shall be thirty (30) days after receipt of such advance payment to be referred to herein as the "Post Closing RII Payment Date") and (ii) use its reasonable best efforts to pay off the remaining $400,000 of such debt within thirty (30) days after the Post Closing RII Payment Date, subject to appropriate cash needs of Buyer.
Section 12: Certain Obligations of the Selling Shareholders, Buyer and/or Newco LLC After Closing

     12.1 Taxes.

          12.1.1 Tax Periods Through the Closing Date. Except as provided in Section 12.2, the Selling Shareholders shall prepare or cause to be prepared all Tax Returns required by applicable Law with respect to the Company for taxable periods ending on or before the Closing Date which are filed after the Closing Date ("Short-Period Returns") and shall provide the Short-Period Returns to Buyer at least thirty (30) days before the due date therefor, as extended by any proper extension, which Buyer shall timely file or cause to be filed at the Selling Shareholders' request. With respect to Short-Period Returns for Income Taxes, the Selling Shareholders shall include any income, gain, loss, deduction or other Tax items for such period on their own Tax Returns in a manner consistent with the Schedule K-1s for the Short Period Returns. With respect to Short-Period Returns for other Taxes, the Selling Shareholders shall timely pay the Taxes due as shown on the Short Period Returns that are not accrued on the Closing Balance Sheet. The Company (or Second Merger Survivor, if applicable) shall timely pay all Taxes due as shown on the Short Period Returns that are accrued on the Closing Balance Sheet. Buyer shall review the Short-Period Returns but shall not change their content without the Selling Shareholders' consent (which consent shall not be unreasonably withheld).

12.1.2 Tax Periods Straddling the Closing Date. Except as provided in Section 12.2, with respect to each jurisdiction in which one Tax Return ("Full Year Return") for a period beginning before the Closing Date and ending after the Closing Date ("Full Year Period") will be required, the Selling Shareholders shall prepare or cause to be prepared a Tax Return for the Company for the short period starting at the beginning of the Full Year Period and ending on and including the Closing Date, on a pro forma basis as if a Short-Period Return for such period were required ("Pro Forma Return") and as if there were a closing of the Company's books as of the end of the Closing Date, and the Selling Shareholders shall provide such Pro Forma Return to Buyer at least thirty (30) days before the due date for the corresponding Full Year Return. Pro Forma Returns shall be prepared on the same basis as Short-Period Returns under Section 12.1.1. Pro Forma Returns shall not be filed, but the Selling Shareholders shall timely pay to Buyer an amount equal to Company Taxes due as shown thereon that are not accrued on the Closing Balance Sheet. The Company (or Second Merger Survivor, if applicable) shall timely pay such amount of Taxes shown on the Pro Forma Returns that are accrued on the Closing Balance Sheet. Buyer shall prepare or cause to be prepared the Full Year Returns for the Company and the Second Merger Survivor (or Buyer, if applicable), and shall timely and properly file or cause to be filed the Full Year Returns and pay or cause to be paid the amount of Taxes due shown thereon.

12.1.3 Tax Periods After the Closing Date. Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for the Buyer and Second Merger Survivor required to be filed for taxable periods beginning after the Closing Date. Buyer shall, subject to Section 12.2 hereof, timely pay or cause to be paid the amount of Taxes due shown on such Tax Returns.

     12.2 Transfer Taxes. The Selling Shareholders agree to pay all Transfer Taxes imposed by Law on Selling Shareholders, Merger Sub and Newco LLC solely by reason of the Closing of the First Merger and the Second Merger. Buyer and Second Merger Survivor agree to pay all Transfer Taxes imposed by Law on Buyer or Second Merger Survivor solely by reason of the Closing of the First Merger and the Second Merger.
Tax Returns in respect of Transfer Taxes shall be prepared and filed by the party responsible thereof under applicable Law provided that such party shall provide a draft of each such Return to the other parties within a reasonable amount of time prior to the due date thereof and shall make any changes to such draft return as may be reasonably requested by the other parties.

12.3 Reportable Transactions. The Company agrees to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which the Company has participated.

12.4 Audits. The Selling Shareholders shall have sole control over all audits and other proceedings (at their own expense) that relate to Taxes of the Company or the Selling Shareholders for any period that ends on or before the Closing Date; provided, that (i) the Selling Shareholders shall consult with Buyer regarding any such audit and Buyer shall have the right to review any adjustments related to the same before they are made, (ii) Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer' s sole expense, and (iii) with respect to any proceeding that would reasonably be expected to adversely affect the Company or Buyer, the Selling Shareholders shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings, which consent shall not be unreasonably withheld. Buyer shall have sole control over all audits and other proceedings that relate to Taxes of the Second Merger Survivor or Buyer for any period that begins after the Closing Date; provided, that with respect to any audit or other proceeding that would reasonably be expected to adversely affect Selling Shareholders in any taxable period ending on or before the Closing Date (i) Buyer shall consult with Selling Shareholders regarding any such audit and the Selling Shareholders shall have the right to review any adjustments related to the same before they are made, (ii) Selling Shareholders and counsel of their own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Selling Shareholders' sole expense, and (iii) Buyer shall consult with Selling Shareholders prior to the settlement of any such proceedings, and shall obtain the prior written consent of the Selling Shareholders prior to the settlement of any such proceedings, which consent shall not be unreasonably withheld. The Selling Shareholders and Buyer shall cooperate as to any audits or other proceedings that relate to Taxes of the Company and Second Merger Survivor (or Buyer, if applicable) for any period that straddles the Closing Date. Buyer and each of the Selling Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

12.5 Amendment of Tax Returns. Selling Shareholders may file or amend all Tax Returns that relate to Taxes of the Company or the Selling Shareholders for any period that ends on or before the Closing Date, provided that any amended Tax Return of the Company or claim for Tax refund on behalf of the Company for any period for which the Selling Shareholders are responsible under Sections 12.1 and 12.2 hereof shall not be filed without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) to the extent such filing, if accepted, reasonably might change the Tax liability of the Company or Buyer for any period ending on or after the Closing Date. Any other amended Tax Return of the Company or claim for Tax refund on behalf of the Company shall be filed, or caused to be filed, only by Buyer.

12.6 Fees and Expenses. The Company shall pay prior to Closing, or shall accrue on the Closing Balance Sheet, all fees and expenses (not including fees and expenses incurred by Buyer) associated with preparing Income Tax Returns of the Company for periods ending on or before the Closing Date. The Second Merger Survivor shall pay all such fees and expenses accrued on the Closing Balance Sheet but not paid by the Company. The Buyer shall pay all fees and expenses associated with preparing Tax Returns of the Company and Second Merger Survivor for periods ending after the Closing Date, Short-Period Returns of the Company that do not relate to Income Taxes, and the Full Year Returns.

     12.7 Employment Matters. During the one year period commencing at the Second Merger Effective Time, Buyer shall provide or cause the Second Merger Survivor to provide employees of the Company who continue
to  be employed   after  the  Merger  benefits  that  are  in  the
aggregate, substantially comparable to the benefits being provided to such employees as of the date of this Agreement.

     12.8 Disposition of Company Employee Benefit Plans. As soon as is practicable after the Second Merger Effective Time, Buyer shall review the Company Employee Benefit Plans to determine which such plans should remain in effect as plans of the Second Merger Survivor and which should be replaced with Buyer's Employee Benefit Plans, with a view toward replacing all of the Company Employee Benefit Plans with Buyer's Employee Benefit Plans except where cost factors or unusual circumstances dictate otherwise. If such termination of the Company Employee Benefit Plans causes any timing gap in comparable Buyer coverage, then the Company's relevant benefit plan will be continued until such timing gap does not exist.

12.9 Tax-Free Reorganization.

          12.9.1 Buyer and the Company shall each use its best efforts to cause the Transactions to be treated as a reorganization within the meaning of Section 368(a) of the Code, subject to the rights and obligations of the parties specified in Section 13.5 hereof and Section 7 of the Registration Rights and Right of First Offer Agreement.

12.9.2 The Company, Buyer, Merger Sub and Newco LLC shall each report the Transactions as a reorganization within the meaning of
Section 368(a) of the Code in all federal, state, and local Tax
Returns.

12.9.3 Buyer intends for Newco LLC to continue a significant historic business line of the Company or to use a significant portion of the Company's historic business assets in a business after the Transactions, in each case within the meaning of Treasury Regulation
Section 1.368-1(d).

12.9.4 Buyer will own 100% of the equity of Newco LLC after the Transactions and has no plan or intention to cause Newco LLC to take any action that would result in Buyer owning less than 100% of the equity of Newco LLC.

12.9.5 Following the Transactions, Buyer has no plan or intention to merge Newco LLC with or into another corporation (other than Buyer), sell or dispose of any Newco LLC equity, or cause Newco LLC to sell or dispose of any of its assets or the assets acquired from the Company and Merger Sub, except for dispositions in the ordinary course of business.

12.9.6 Buyer, Merger Sub, Newco LLC, the Company and the Selling Shareholders will pay their respective expenses, if any, incurred in connection with the Transactions.

12.9.7 No indebtedness between Buyer and the Company, between Merger Sub and the Company or between Newco LLC and the Company was issued, acquired or will be settled at a discount.
Section 13:    Indemnification

     13.1 The Company's and Selling Shareholders' Indemnification. Subject to the conditions and limitations expressed in this
Section 13, the Selling Shareholders and the Company (prior to the First Merger Effective Time) and the Selling Shareholders
(after the First Merger Effective Time), with such indemnifying parties being collectively referred to for purposes of this
Section 13 as the "Microserv Group"), severally (but subject to the limitations set forth in Section 13.4.2 hereof) shall indemnify, defend and hold harmless Buyer, Merger Sub, Newco LLC and the Company (post closing), their respective officers, directors, employees, agents, representatives and their successors and assigns (each a "Buyer Indemnified Party" or, collectively, "Buyer Indemnified Parties") from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney's fees and court costs ("Loss", or "Losses"), arising out of or caused by, directly or indirectly, any of the following:

          13.1.1 Any breach of any warranty or representation made by the Microserv Group in or pursuant to this Agreement.

13.1.2 Any failure or refusal by any of the Microserv Group to satisfy or perform any covenant in this Agreement or any agreement or document contemplated hereby required to be satisfied or performed by any or all of them.

13.1.3 Any deficiency, adjustment or assessment for Taxes made against or imposed upon the Company (or any of its predecessors or successors) with respect to any period ending on or before the Closing Date that is not accrued on the Closing Balance Sheet. The right of the Buyer Indemnified Parties to indemnification under this Section
13.1.3 shall not be affected by the fact that such deficiency, adjustment or assessment is made against or imposed upon the Buyer Indemnified Parties as a result of the fact that, after the Closing Date, the Company/Second Merger Survivor shall be included in the consolidated federal income tax returns filed by Buyer.

     13.2 Indemnification by Buyer. Subject to the conditions and limitations expressed in this Section 13, Buyer shall indemnify, defend and hold harmless the Selling Shareholders and the Company (but the indemnification obligation benefiting the Company under this Section

13.2 shall expire upon the occurrence of the Closing) and their respective officers, managers, employees, agents, representatives and successors and assigns (each a "Microserv Indemnified Party" or, collectively, the "Microserv Indemnified Parties"), from and against any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:

          13.2.1 Any breach of any warranty or representation made by Buyer, Merger Sub or Newco LLC in or pursuant to this Agreement.

13.2.2 Any failure or refusal by Buyer, Merger Sub or Newco LLC to satisfy or perform any covenant in this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by them.

     13.3 Indemnification Procedures. With respect to each event, occurrence or matter (an "Indemnification Matter") as to which any member of the Buyer Indemnified Parties or the Microserv Indemnified Parties, as the case may be (the "Indemnitee") is entitled to indemnification from Buyer or the Microserv Group, as the case may be (the "Indemnitor") under Section 13.1 or 13.2:

          13.3.1 Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor ("Indemnification Notice") of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith, together with copies of any such written documents; provided, however, that failure to timely provide such notice shall not be a defense to the underlying indemnity claim except to the extent that delay in providing such notice has damaged the Indemnitor.

13.3.2 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld) unless the result of such settlement is the complete and final release of Indemnitee with respect to the matter in dispute; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

13.3.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed (the "Indemnification Amount"). If the Indemnification Amount owed by the Indemnitor to the Indemnitee is not paid when due, interest shall accrue on such amount at the rate of ten percent (10%) per annum compounded until paid in full.

     13.4 Limits on Indemnification.  Indemnitor's liability under this
Section 13 shall be limited as follows:

          13.4.1    Except with respect to Carve-Outs (as
defined below), the Buyer Indemnified Parties, on the one hand, and the Microserv Indemnified Parties, on the other hand, shall not be entitled to be indemnified for Losses under this Section
13 unless the aggregate of such Losses arising hereunder for which indemnification liability would, but for this proviso, exist equals or exceeds $70,000; provided, however, that at such time as the aggregate of such Losses equals or exceeds $70,000, the Buyer Indemnified Parties or Microserv Indemnified Parties, as the case may be, shall be entitled to be indemnified against the full amount of such Losses that have been incurred or suffered by such parties (and not merely the portion in excess of $70,000). For purposes of this Agreement, a "Carve-Out shall mean (i) an Indemnification Matter (where a Buyer Indemnified Party is the Indemnitee) involving
(a) intentional misrepresentation or fraud, (b) failure of the Selling Shareholders to deliver to Buyer at Closing shares of Company Common Stock representing 100% of the issued and outstanding capital stock of the Company (exclusive of claims related to title which are addressed in Section 13.4.2(b) hereof), or (c) Taxes, and (ii) an Indemnification Matter (where a member of the Microserv Group is an Indemnitee) involving intentional misrepresentation or fraud.

13.4.2
(a) Subject to Section 13.4.2(b), each Selling Shareholder shall be responsible for a portion of each indemnification claim made by a Buyer Indemnified Party equal to his or its Ownership Interest multiplied by the dollar amount of the applicable claim.

(b) Notwithstanding anything contained in this Section 13 to the contrary, with respect to a claim that certain shares of Company Common Stock were delivered to Buyer without good and marketable title, free and clear of any Encumbrance, the applicable Selling Shareholder(s) whose shares of Company Common Stock are the subject of the claim shall be solely liable as an indemnitor and no other Selling Shareholder shall have any obligation as an indemnitor in respect thereof.

          13.4.3 The amount of indemnification to be paid by an Indemnitor shall be reduced by the receipt by the Indemnitee, with respect to any Losses for which indemnification is sought, of
(i) any tax benefit and (ii) any insurance proceeds received in respect of such Losses.

     13.5 Setoff.

          13.5.1 Buyer's rights to indemnification pursuant to this Section 13 shall be satisfied solely by (i) first, its right to setoff any sums for which a Buyer Indemnified Party is entitled to indemnification under this Section 13 against (a) first, up to $400,000 due under the Notes, and (b) next, payments of Deferred Merger Consideration contemplated by Section 2.9 hereof, and
(ii) second, in connection with claims made by a Buyer Indemnified Party for which an Indemnification Notice is delivered on or before the first annual anniversary of the Closing Date and to the extent the setoff right contemplated by Section (i) above is not sufficient to satisfy one or more claims, the delivery by the Selling Shareholders to Buyer of a number of Closing Shares equal to the dollar value of the unsatisfied claim(s) or portion thereof divided by the Indemnification Price (it being the agreement of the parties that each Selling Shareholder deliver Closing Shares on a pro-rata basis with the other Selling Shareholders in accordance with his or its Ownership Interest); provided, however, that the aggregate number of Buyer Common Shares that may be delivered to Buyer pursuant to this Section (ii) in connection with Indemnification Matters other than Carve-Outs shall be 221,039 (as appropriately adjusted for any combination, division or similar recapitalization occurring after the date hereof and affecting such Buyer Common Stock).

13.5.2 If any Indemnification Matters for which a Buyer Indemnified Party is the Indemnitee are pending at a time when Buyer is required to pay or deliver any such amounts due under the Notes and/or Deferred Merger Consideration to the Indemnitor, then Buyer shall have the right, upon notice to the Indemnitor, to withhold from such payment or delivery, until final determination of such pending Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, as determined by Buyer reasonably and in good faith.

13.5.3 The twelve (12) month prohibition on transfer of the Closing Shares as contained in the Registration Rights and Right of First Offer Agreement is incorporated herein by reference and shall be deemed extended hereunder if any Indemnification Matters for which a Buyer Indemnified Party is the Indemnittee are pending at the end of such twelve month period until final determination of such pending Indemnification Matters, and if applicable, satisfaction thereof; provided, however, that the extension of the prohibition on transfer shall only apply to that number of Closing Shares which the Indemnitor may become liable to deliver as a result of such Indemnification Matters, as determined by Buyer reasonably and in good faith. Any transfer, sale, assignment, pledge, encumbrance or other disposition of Closing Shares in violation of the restriction contemplated in this
Section 13.5.3 or in the Registration Rights and Right of First Offer Agreement shall be null and void.

13.5.4 If it is necessary for the Selling Shareholders to deliver Closing Shares to Buyer pursuant to Section 13.5.1, each Selling Shareholder shall, within ten days of receiving the applicable Indemnification Notice, return to Buyer any certificate(s) representing such Closing Shares for cancellation and Buyer, in exchange, will issue or cause to be issued to each Selling Shareholder a new certificate reflecting the appropriate number of Closing Shares held by each such Selling Shareholder after the reduction contemplated in Section 13.5.1 herein. If a Selling Shareholder does not deliver to Buyer its certificate(s) as contemplated in the preceding sentence, (i) such certificate(s) shall immediately be deemed cancelled and Buyer shall mark its records to indicate that such certificate(s) have been cancelled and (ii) Buyer shall issue a new certificate to such Selling Shareholder in accordance with the previous sentence. Each Selling Shareholder hereby gives the Secretary of Buyer an irrevocable power of attorney to make such cancellations on Buyer's books on behalf of each such Selling Shareholder in accordance with the foregoing.

     13.6 Time Limitations. No claim for indemnity under this Section 13 shall be valid if not made before the expiration of eighteen months from the Closing Date; provided, however, that claims with respect to Carve Outs may be made until the relevant statute of limitations has expired, or would have expired but for an action or omission of the party entitled to such indemnity that has tolled or otherwise extended such statute of limitations.

13.7 Exclusive Remedy. Except with respect to disputes concerning the Merger Consideration Adjustment and Deferred Merger Consideration contemplated by Sections 2.8 and 2.9 hereof, from and after the Closing Date, the provisions and limitations of this Section 13 shall provide the exclusive remedy with respect any claim arising out of or relating in any way to this Agreement, and no such claim shall be brought other than pursuant to this Section 13; provided, however, that each party shall retain the right to pursue claims for specific performance, injunctive or other equitable relief for any breach of any obligation required to be performed hereunder.

13.8 Merger Consideration Adjustment. The parties agree to treat any payment made under this Section 13 as an adjustment to the Merger
Consideration pursuant to Section 2.6.
Section 14:    Termination

     14.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

          14.1.1 by mutual consent of Buyer, Merger Sub and Newco LLC, on the one hand, and the Selling Shareholders and the Company, on the other;

14.1.2 by Buyer, Merger Sub and Newco LLC, on the one hand, or the Selling Shareholders and the Company, on the other hand, if the Closing shall not have occurred by August 29, 2003, provided, however, that the right to terminate this Agreement under this Section 14.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

14.1.3 by Buyer, Merger Sub and Newco LLC, on the one hand, or the Selling Shareholders and the Company, on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;

14.1.4 by the Selling Shareholders and the Company if Buyer and/or Merger Sub and/or Newco LLC (x) breach their material representations and warranties in any material respect, or (y) fail to comply in any material respect with any of their material covenants or agreements contained herein; or

14.1.5    by Buyer, Merger Sub and Newco LLC if the Selling
Shareholders and/or the Company (x) breach their material representations and warranties in any material respect, or (y) fail to comply in any material respect with any of their material covenants or agreements contained herein.

     14.2 Obligations to Cease. Subject to the next succeeding sentence, in the event that this Agreement shall be terminated pursuant to Section 14.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for
(i) the obligations with respect to publicity contained in
Section 15.1 hereof and (ii) the obligations with respect to costs contained in Section 15.2 hereof, provided, however, that in the event of a termination of this Agreement by reason of either Section 14.1.4 or 14.1.5 hereof, the non-terminating party(ies) shall reimburse the terminating party(ies) for its (their) reasonable out-of-pocket expenses (which shall include legal and accounting fees, etc.), incurred relative to this Agreement and the Transactions.

Section 15:    Other Provisions

     15.1 Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Government Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded. If a party is required by Law or stock exchange requirements to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, with a reasonable opportunity to comment thereon, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transaction described in this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transaction described in this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of information if disclosure of such information is subject to restrictions reasonably necessary to comply with securities laws) on and after the date of the earlier of the date of the public announcement of discussions relating to the Transactions, the date of the public announcement of the Transactions, or the date of the execution of this Agreement. Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party's ability to consult any tax advisor, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction described in this Agreement.

15.2 Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 13, Buyer, Merger Sub and Newco LLC shall pay all of the fees and expenses incurred by them, and the Selling Shareholders and the Company (pre-closing) shall pay all of the fees and expenses incurred by the them, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby; provided, however, that Buyer shall pay the expense of any financial statement audit related to the transactions contemplated hereby (other than audits of taxes contemplated by Section
12.4 hereof), which shall be paid as provided therein.

     15.3 Notices. Any notices, requests, demands or other communications required or permitted to be sent hereunder shall be delivered personally or by facsimile, sent by overnight or international courier or mailed by registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery or delivery by facsimile, one business day after deposit with an overnight domestic courier or three business days after deposit in the mail:

If to Buyer, Merger Sub or Newco LLC :  c/o Halifax Corporation
                              5250 Cherokee Avenue
                              Alexandria, Virginia 22312
                              Attn: Joseph Sciacca, Chief Financial
                                    Officer
                              Telefax:  (703) 658-2426

               With a copy to: Blank Rome LLP
                               One Logan Square
                               Philadelphia, PA 19103
                               Attn:  Barry H. Genkin, Esq.
                               Telefax: (215) 832-5514

If to Company or any Selling Shareholder: To each Selling
                             Shareholder at his or its address
                             set forth on the signature page hereof
                             and to the Company at:

                             Microserv, Inc.
                             11321 NE 120th St.
                             Kirkland, WA  98034
                             Attn:  Chief Executive Officer
                             Telefax: (425) 820-5665

             With a copy to:  Stoel Rives LLP
                              600 University Street, Suite 3600
                              Seattle, Washington 98101
                              Attn: L. John Stevenson, Jr., Esq.
                              Telefax: (206) 386-7500


     15.4 Reliance; Interpretation of Representations. Notwithstanding any right of Buyer to fully investigate the affairs of the Company (and vice versa) and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation (and vice versa), Buyer, Merger Sub and Newco LLC, on the one hand, and the Company and the Selling Shareholders, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered to them or any representatives in connection with the transactions contemplated by this Agreement. Each warranty, representation and covenant contained in this Agreement is independent of all other warranties, representations and covenants contained herein (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied.

     15.5 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent (including but not limited to that certain Letter of Intent dated July 21, 2003) previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

     15.6 Parties in Interest; Assignment. This Agreement shall bind, benefit, and be enforceable by and against the Company, Buyer, Merger Sub, Newco LLC and their respective successors and assigns, and the Selling Shareholders and their respective heirs, estates and personal representatives. No party shall in any manner assign any of its or his rights or obligations under this Agreement without the express prior written consent of the other parties.

15.7 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

15.8 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

15.9 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

15.10 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

15.11 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

15.12 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

15.13     Arbitration; Jurisdiction and Process.

          15.13.1 The parties shall use their best efforts to amicably resolve any disputes, controversies or misunderstandings concerning the terms and provisions contained in this Agreement prior to seeking arbitration pursuant to this Section 15.13.
Should the parties be unable to amicably resolve disputes, controversies and misunderstandings concerning this Agreement, other than claims for equitable remedies and except as otherwise provided herein
(including disputes concerning the purchase price adjustment and Deferred Merger Consideration contemplated by Sections 2.8 and 2.9 hereof, respectively), all claims, demands, disputes, controversies, differences or misunderstandings between the parties arising out of, or by virtue of, this Agreement shall be submitted to and determined by arbitration in accordance with this Section 15.13. With respect to any matter being arbitrated hereunder, an arbitrator shall be mutually agreed upon by Buyer and Seller. If Buyer and Seller are unable to agree upon such arbitrator, such arbitrator shall be selected by the Independent Accountants. The matter shall be arbitrated in Chicago, Illinois, in accordance with the rules of the American Arbitration Association applying the laws of Delaware. At any time before a decision of the arbitrator has been rendered, the parties may resolve the dispute by settlement. If the arbitrator resolves all disputes presented to it in the manner proposed by one of the parties, the fees and expenses of the arbitrator shall be paid for by the other party. In all other events, the fees and expenses of the arbitrator relating to the dispute shall be shared in the same proportion that a given party's position, on the one hand, and the other disputing party's position, on the other hand, initially presented to the arbitrator bears to the arbitrator's award. The decision of the arbitrator shall (a) be binding and conclusive on all parties and (b) not be appealable and shall include a finding for payment of the costs of such arbitration. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law. All discovery disputes shall be resolved by the arbitrator. This agreement to arbitrate is specifically enforceable by the parties to this Agreement.

15.13.2 Subject to Section 15.13.1 hereof and except as provided otherwise herein (including disputes concerning the purchase price adjustment and Deferred Merger Consideration contemplated by Sections
2.8 and 2.9 hereof, respectively), in any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the state of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with
Section 15.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

     15.14 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of the Company.

15.15 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a documents are construed against the draftsperson of that document shall not apply to this Agreement.

     15.16     Shareholder Representative.

          15.16.1 Each Selling Shareholder hereby irrevocably authorizes and appoints Scott Koznek as the Shareholder Representative, with full power of substitution and resubstitution, as his or its representative in connection with the Transactions.

15.16.2 Each Selling Shareholder agrees that the Shareholder Representative shall have the full power, authority and right to perform, do and take any and all actions he deems necessary or advisable to carry out the purposes of this Agreement and the Transactions all without liability to such Selling Shareholder, so long as same are carried out by the Shareholder Representative in good faith. Such actions include the power to amend, modify or waive any agreement in the name of each Selling Shareholder as if such Selling Shareholder had himself amended, modified or waived such agreement; provided that the Shareholder Representative shall have no power to alter any term of this Agreement which would reduce the amount or change the type of Merger Consideration to be received by any Selling Shareholder unless a majority of the Selling Shareholders shall so agree. In particular, but not by way of limitation, the Shareholder Representative shall have the power to make and carry out decisions under this Agreement or in furtherance of the Transactions on behalf of each Selling Shareholder and to sign documents and make filings on behalf of each Selling Shareholder as if such Selling Shareholder had himself or itself signed or filed such document.

15.16.3 Each Selling Shareholder understands and agrees that this appointment is irrevocable.

15.16.4 The Shareholder Representative may resign at any time. Upon such resignation, each Selling Shareholder hereby authorizes the Shareholder Representative to appoint a new Shareholder Representative to replace such resigning Shareholder Representative with the same powers and duties as such resigning Shareholder Representative, provided that such newly appointed Shareholder Representative shall have been a Selling Shareholder immediately prior to the First Merger Effective Time.

15.16.5 If the Shareholder Representative or any successor shall die, or become unable to act as the Shareholder Representative, a replacement shall promptly be appointed by a writing signed by Selling Shareholders who received a majority of the Merger Consideration, provided that such newly appointed Shareholder Representative shall have been a Selling Shareholder immediately prior to the First Merger Effective Time.
                       [Signature page follows]

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

                         HALIFAX CORPORATION



                         By: /s/ Charles McNew
                         Name: Charles McNew
                         Title: President & CEO


                         MICROSERV MERGER CORP.


                         By: /s/ Charles McNew
                         Name: Charles McNew
                         Title: President


                         MICROSERV MERGER LLC


                         By: /s/ Charles McNew
                         Name: Charles McNew
                         Title: President


                         MICROSERV, INC.


                         By: /s/ Jonathan Scott
                         Name:
                         Title:


                         THE SELLING SHAREHOLDERS:


                         /s/ Gary M. Lukowski
                         Gary M. Lukowski


           [Signature page to Agreement and Plan of Merger]

                         The Dempsey 1996 Revocable Trust dated
                         November 13, 1996


                         By:  /s/ Neal Dempsey III
                         Name: Neal Dempsey III
                         Title:    Trustee


                         G. and A. Ryles Living Trust dated
                          October 29, 1968

                         By: /s/ Gerald F. Ryles
                         Name: Gerald F. Ryles
                         Title:    Trustee



                         /s/ Robert S. Johanson
                         Robert S. Johanson



                         /s/ Charles W. Lewis
                         Charles W. Lewis



                         /s/ Kris Hansen
                         Kris Hansen


                         /s/ Jonathan L. Scott
                         Jonathan L. Scott


                         NEW VENTURE ASSOCIATES, LLC PROFIT
                         SHARING PLAN


                         By: /s/ Patrick E. Green
                         Name:
                         Title:


           [Signature page to Agreement and Plan of Merger]

                         /s/ Richard M. Brooks
                         Richard M. Brooks



                         /s/ Mark Working
                         Mark Working



                         /s/ T.J. Leffingwell
                         T.J. Leffingwell



                         /s/ Leo C. Manson
                         Leo C. Manson



















           [Signature page to Agreement and Plan of Merger]

                             EXHIBIT "1A"

                             Defined Terms

"Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

"Actual Closing Net Assets" shall have the meaning specified in Section
2.8.2 of the Agreement.

"Actual Closing Working Capital" shall have the meaning specified in
Section 2.8.2 of the Agreement.

"Asset" means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property,
Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

"Buyer Accountant" means Deloitte & Touche LLP, or such other independent accounting firm of internationally recognized standing selected by Buyer for purposes of Section 2.8.2 of the Agreement.

"Buyer Common Shares" means shares of common stock, $.24 par value, of Buyer.

"Buyer SEC Documents" shall have the meaning specified in Section 5.6 of the Agreement.

"Buyer Securities" shall have the meaning specified in Section 4.26.1 of the Agreement.

"Buyer Shareholders" shall have the meaning specified in Section 11.3 of the Agreement.

"Calculation Dispute Notice" shall have the meaning specified in
Section 2.8.3 of the Agreement.

"Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

"Certificate" shall have the meaning specified in Section 2.6.1 of the Agreement.

"Closing" shall have the meaning specified in Section 2.2 of the Agreement.

"Closing Balance Sheet" shall have the meaning specified in Section
2.8.1 of the Agreement.

"Closing Date" shall have the meaning specified in Section 2.2 of the Agreement.

"Closing Date Merger Consideration" shall have the meaning specified in
Section 2.6 of the Agreement.

"Closing Shares" means the Buyer Common Shares delivered to the Selling Shareholders as part of the Closing Date Merger Consideration.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Common Stock" means shares of the common stock, $0.01 par value, of the Company.

"Company Employee Benefit Plans" shall have the meaning specified in
Section 4.16.1 of the Agreement.

"Company Intangible" means all Software and other Intangibles owned, marketed, licensed, supported, maintained, used or under development by the Company.

"Confidentiality Agreement" shall have the meaning specified in Section
6.3 of the Agreement.

"Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

"Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

"Contract Right" means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

"Deferred Merger Consideration Price" means the greater of (i) the market price of the Buyer Common Shares on the date of payment of the Deferred Merger Consideration, or (ii) the average market price of the Buyer Common Shares over the five trading days immediately prior to such date of payment.

"DGCL" shall have the meaning specified in Section 2.1 of the Agreement.

"DLLCA" shall have the meaning specified in Section 3.1 of the Agreement.

"Earnout Accounts" shall have the meaning specified in Section 2.9.1 of the Agreement.

"Earnout Dispute Notice" shall have the meaning specified in Section
2.9.3 of the Agreement.

"Earnout Net Revenues" shall have the meaning specified in Section
2.9.1 of the Agreement.

"Earnout Statements" shall have the meaning specified in Section 2.9.2 of the Agreement.

"Employee Benefit Plan" means any employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

"Encumbrance" means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

"Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

"Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

"Estimated Closing Date Net Assets" shall have the meaning specified in
Section 2.8.1 of the Agreement.

"Estimated Closing Date Working Capital" shall have the meaning specified in Section 2.8.1 of the Agreement.

"Final Closing Net Assets" shall have the meaning specified in Section
2.8.6 of the Agreement.

"Final Closing Working Capital" shall have the meaning specified in
Section 2.8.6 of the Agreement.

"Financial Statements" shall have the meaning specified in Section
4.6.2 of the Agreement.

"First Merger" shall have the meaning specified in Section 2.1 of the Agreement.

"First Merger Delaware Certificate of Merger" shall have the meaning specified in Section 2.2 of the Agreement.

"First Merger Effective Time" shall have the meaning specified in
Section 2.2 of the Agreement.

"First Merger Surviving Corporation" shall have the meaning specified in Section 2.1 of the Agreement.

"First Merger Washington Articles of Merger" shall have the meaning specified in Section 2.2 of the Agreement.

"Form 10-K" shall have the meaning specified in Section 5.4 of the Agreement.

"GAAP" means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

"General Release" shall have the meaning specified in Section 9.7 of the Agreement.

"Governmental Body" means any (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

"Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over any Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law of any state in which any Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCB's"), petroleum, petroleum products and urea formaldehyde.

"including" means including but not limited to.

"Independent Accountants" means a Neutral Accounting Firm other than the Buyer Accountant.

"Indemnification Price" means the greater of (i) the market price of the Buyer Common Shares on the date of payment of the applicable indemnification claim, or (ii) the average market price of the Buyer Common Shares over the five trading days immediately preceding such date of payment.

"Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

"Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

"Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

"Key Employee" shall have the meaning specified in Section 9.9 of the Agreement.

"Key Employee Agreements" shall have the meaning specified in Section
9.9 of the Agreement.

"to the knowledge of the Company and the Selling Shareholders'" and similar phrases means that none of the Selling Shareholders, nor any of the directors or officers of the Company have any actual knowledge or belief, in each case after due inquiry, that the statement made is incorrect.

"Latest Balance Sheet" shall have the meaning specified in Section
4.6.2 of the Agreement.

"Latest Balance Sheet Date" shall have the meaning specified in Section
4.6.2 of the Agreement.

"Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guidelines, including common law (including those of self-regulatory organizations such as the American Stock Exchange).

"Loss" or "Losses" shall have the meanings specified in Section 13.1 of the Agreement.

"March/Closing Comparison Aggregate" shall have the meaning specified in Section 2.9.1 of the Agreement.

"Material Adverse Change" means a change which has or can be reasonably expected to have a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on the financial condition, results of operations or business of the Company (when used in Section 4) or Buyer (when used in Section 5) or on the ability of the Company and the Selling Shareholders (when used in Section 4) or the Buyer Parties (when used in Section 5) to consummate the Transactions.

"Merger Consideration" shall have the meaning specified in Section 2.6 of the Agreement.

"Memorandum" shall have the meaning specified in Section 4.26.1 of the Agreement.

"Merger Consideration Schedule" shall have the meaning specified in
Section 2.6 of the Agreement.

"Microserv Group" shall have the meaning specified in Section 13.1 of the Agreement.

"Negative Adjustment" shall have the meaning specified in Section 2.8.6 of the Agreement.

"Negative Net Assets Balance" shall have the meaning specified in
Section 2.8.6 of the Agreement.

"Negative Working Capital Balance" shall have the meaning specified in
Section 2.8.6 of the Agreement.

"Net Assets" means (a) the value of all assets on the Company's balance sheet excluding (i) any assets included in the definition of Working Capital hereunder and (ii) inventory, less (b) the value of all liabilities on the Company's balance sheet which are not included in the definition of Working Capital, with such values in (a) and (b) to be determined in accordance with GAAP; provided, however, that severance and retention obligations equal to the threshold amount specified in the Cash Payment Offset Schedule shall not be included as a liability for purposes of determining Net Assets; provided, further, that any debt of an employee owed to the Company shall not be taken into consideration for purposes of Net Assets.

"Net Revenues" shall mean revenues net of the following offsets: sales returns and allowances, as determined in accordance with GAAP.

"Neutral Accounting Firm" means Grant Thornton, LLP, or if Grant Thornton, LLP is unwilling to perform as the Neutral Accounting Firm, or at the relevant time does not qualify as an independent accounting firm of nationally recognized standing that has not rendered services to the Company or Buyer or any affiliate thereof, within 12 months prior to the date of the Agreement, then the Neutral Accounting firm shall be an accounting firm meeting the foregoing qualifications selected by an arbitrator selected in accordance with the rules of the American Arbitration Association.

"Note" shall have the meaning specified in Section 2.6 of the Agreement.

"Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

"Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

"Person" means any individual, Entity or Governmental Body.

"Positive Net Assets Balance" shall have the meaning specified in
Section 2.9.6 of the Agreement.

"Positive Working Capital Balance" shall have the meaning specified in
Section 2.9.6 of the Agreement.

"Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

"Purchaser Representative" shall have the meaning specified in Section
4.26.3 of the Agreement.

"Questionnaires" shall have the meaning specified in Section 9.14 of the Agreement.

"Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, all leasehold estates with respect to any of the foregoing, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

"Registration Rights and Right of First Offer Agreement" shall have the meaning specified in Section 9.11 of the Agreement.

"Reportable Transaction" shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

"RII" shall have the meaning specified in Section 5.4 of the Agreement.

"SEC" means the United States Securities and Exchange Commission.

"Second Merger" shall have the meaning specified in Section 3.1 of the Agreement.

"Second Merger Delaware Certificate of Merger" shall have the meaning specified in Section 3.2 of the Agreement.

"Second Merger Effective Time" shall have the meaning specified in
Section 3.2 of the Agreement.

"Second Merger Survivor" shall have the meaning specified in Section
3.1 of the Agreement.

"Second Merger Washington Articles of Merger" shall have the meaning specified in Section 3.2 of the Agreement.

"Selling Shareholders' Restrictive Covenant Agreement" shall have the meaning specified in Section 9.8 of the Agreement.

"Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive including all object code, source code, comment code, algorithms, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.

"Specified Contract" shall have the meaning specified in Section 4.14 of the Agreement.

"Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

"Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, bank, bank shares, mutual thrift, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature;
(b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature by a Governmental Body; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

"Tax Returns" shall have the meaning specified in Section 4.18.1 of the Agreement.

"Transfer Tax Returns" means Tax Returns filed with respect to Transfer
Taxes.

"Transfer Taxes" means any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest).

"WBCA" shall have the meaning specified in Section 2.1 of the Agreement.

"Working Capital" mean (i) current assets (excluding inventory), including but not limited to Cash Assets, Accounts Receivable and prepaid expenses, minus (ii) current liabilities, including but not limited to, accounts payable, accrued expenses and unearned revenue, with such values to be determined in accordance with GAAP; provided, however, that severance and retention obligations equal to the threshold amount specified in the Cash Payment Offset Schedule shall not be included as a liability for purposes of determining Working Capital; provided, further that any debt owed by an employee to the Company shall not be taken into consideration for purposes of the definition of Working Capital.

"Working Capital and Net Assets Statements" shall have the meaning specified in Section 2.8.2 of the Agreement.